AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1996.


                                                      REGISTRATION NO. 333-05273
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                               GKN HOLDING CORP.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                6211                               13-3414302
      (State of Incorporation)            (Primary Standard Industrial            (IRS Employer I.D. No.)
                                          Classification Code Number)

                            ------------------------

                                  61 BROADWAY
                            NEW YORK, NEW YORK 10006
                                 (212) 509-3800
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                               DAVID M. NUSSBAUM
                             CHAIRMAN OF THE BOARD
                               GKN HOLDING CORP.
                                  61 BROADWAY
                            NEW YORK, NEW YORK 10006
                                 (212) 509-3800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                 DAVID ALAN MILLER, ESQ.                                     ALAN R. DYNNER, ESQ.
                GRAUBARD MOLLEN & MILLER                                    KIRKPATRICK & LOCKHART
                    600 THIRD AVENUE                                      1251 AVENUE OF THE AMERICAS
                NEW YORK, NEW YORK 10016                                   NEW YORK, NEW YORK 10020
                     (212) 818-8800                                             (212) 536-3900
                   FAX: (212) 818-8881                                        FAX: (212) 536-3901

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Act"), check the following box. X

     Shares of Common Stock have also been registered on Registration Statement No. 33-80224 on Form S-1 pursuant to Rule 429 of the Act.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JULY 29, 1996


PROSPECTUS
                                2,500,000 SHARES

                                    [LOGO]

                                  COMMON STOCK
                            ------------------------

     Prior to this Offering, there has been no public market for the Common Stock of GKN Holding Corp. (the "Company") and there can be no assurance that any such market will develop. The Company has applied for the Common Stock to be quoted on the Nasdaq National Market under the symbol "GKNS". It is currently anticipated that the initial public offering price of the shares will be between $6.00 and $8.00. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Underwriting."

                            ------------------------

     SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   PRICE          UNDERWRITING DISCOUNTS        PROCEEDS TO
                                                 TO PUBLIC            AND COMMISSIONS           COMPANY(1)
Per Share................................            $                       $                       $
Total(2).................................            $                       $                       $

(1) Before deducting expenses payable by the Company, estimated at $
    .

(2) The Company has granted the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 375,000 additional shares on the same terms set forth above solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $            , $            and $            , respectively. See
    "Underwriting."

                            ------------------------

     The shares of Common Stock are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of certificates will be made against payment therefor, at the offices of Pennsylvania Merchant Group Ltd
in Radnor, Pennsylvania on or about                , 1996.

PENNSYLVANIA MERCHANT                                       GKN SECURITIES

      GROUP LTD

                                    , 1996.

THIS REGISTRATION STATEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. UNDER NO CIRCUMSTANCES SHALL THIS REGISTRATION STATEMENT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.
sa

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                              FURTHER INFORMATION

     The Company intends to furnish to its stockholders annual reports containing audited financial statements, quarterly reports containing unaudited financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" and "Management's Discussion and Anaylsis of Financial Condition and Results of Operations." Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

     GKN Holding Corp. (the "Company") is primarily engaged in securities brokerage, securities trading and investment banking through GKN Securities Corp. ("GKN"), its principal operating subsidiary. GKN is a full service securities brokerage and investment banking firm which is a registered broker-dealer with the Securities and Exchange Commission ("Commission"), in all 50 states, the District of Columbia and Puerto Rico and a member firm of the National Association of Securities Dealers, Inc. ("NASD"). GKN's principal office is located in New York City, New York and its branch offices are located in Great Neck, New York, Boca Raton, Florida, Miami, Florida, and Stamford, Connecticut.


     The Company began operations in 1987 following the October stock market decline, at which time the founders perceived an opportunity for the creation of a high quality investment bank serving emerging growth and small capitalization corporate clients and investors. From its inception, the Company's plan has been to develop a high quality firm serving this market niche. Since October 1990, when GKN managed its first underwriting, GKN has acted as managing or co-managing underwriter in a total of 43 public offerings, raising approximately $430 million. GKN also regularly participates as a selling group member or participating underwriter in public offerings managed by other underwriters, including national and regional firms. Thirteen of the offerings managed or co-managed by GKN (raising approximately $170 million) were for Specified Purpose Acquisition Companies(R) ("SPAC(R)"), a new publicly-traded financing vehicle developed and introduced by GKN in 1993. A SPAC combines the characteristics of a traditional acquisition or buyout fund and a more liquid, publicly traded industry-specific investment vehicle. The Company believes that the number and dollar amount of GKN's underwritings and the introduction of SPACs have contributed significantly to increased public and industry awareness of the Company and has resulted in increased demand for GKN's investment banking services, although it should be noted that GKN is not currently involved in any new SPAC offerings and currently does not expect that future SPAC offerings, if any, will represent a material portion of its revenues from investment banking activities in subsequent periods. See "Business-- Investment Banking Activities."


     The Company has grown significantly over the last five years, primarily through increasing the size of its sales force, but more recently by acquisition and expansion into new areas of business. In March 1995, GKN Fund Management, Inc., a wholly-owned subsidiary of the Company, entered the money management business by becoming the general partner and administrator of Kaleidoscope Partners, L.P., a "fund of funds" with approximately $8.1 million in assets at April 30, 1996. In November 1995, the Company acquired all of the outstanding stock of Shochet Securities, Inc. ("Shochet"), a full-service discount brokerage firm with four branches operating in Southern Florida. In February 1996, GKN Securities AG ("GKN AG"), a wholly-owned subsidiary of the Company, commenced operations in Zurich, Switzerland, distributing securities and providing brokerage services to European institutional money managers.

     As of April 30, 1996, the Company, through its three brokerage subsidiaries, employed 260 registered representatives, serving primarily retail and, to a lesser extent, institutional customers, representing, in the aggregate, more than 27,000 active accounts.

     The Company was incorporated under the laws of the State of Delaware on January 30, 1987. GKN was incorporated under the laws of the State of New York on May 31, 1985. The Company and GKN maintain their principal offices at 61 Broadway, New York, New York 10006, and their telephone number is (212) 509-3800.

                                  THE OFFERING

Common Stock Offered.....................................  2,500,000 Shares

Common Stock Outstanding Prior
  to the Offering........................................  5,559,125 Shares

Common Stock to be Outstanding
  After the Offering.....................................  8,059,125 Shares

Use of Proceeds..........................................  The Company intends to apply the net proceeds of this
                                                           Offering to expand its existing business by: (i)
                                                           increasing GKN's equity capital to permit it to
                                                           underwrite larger offerings and increase its principal
                                                           trading and market making activities; (ii) expanding
                                                           GKN's retail and institutional sales forces and
                                                           Shochet's retail sales force; (iii) enhancing GKN's
                                                           investment banking and research capabilities; (iv)
                                                           expanding the Company's money management operations
                                                           and commencing merchant banking activities; and (v)
                                                           expanding the Company's international operations.

Proposed Nasdaq National Market Symbol...................  GKNS

                             SUMMARY FINANCIAL DATA

     The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.

STATEMENT OF OPERATIONS DATA:


                                                              YEAR ENDED                       THREE MONTHS ENDED
                                                              JANUARY 31,                           APRIL 30,
                                              -------------------------------------------  ---------------------------
                                                  1996           1995           1994           1996           1995
                                              -------------  -------------  -------------  -------------  ------------
Total revenues..............................    $43,019,000    $32,410,000    $32,956,000    $18,444,000    $7,157,000
Total expenses..............................     36,732,000     31,516,000     25,534,000     14,449,000     7,526,000
Income (loss) before provision for income
taxes.......................................      6,287,000        894,000      7,422,000      3,995,000      (369,000)
Net income (loss)...........................     $3,469,000       $381,000     $4,006,000     $2,246,000     $(256,000)
Primary earnings (loss)
  per share(1)..............................          $0.61          $0.07          $0.72          $0.40        $(0.04)
Primary weighted average number of shares
outstanding(1)..............................      5,729,000      5,695,000      5,530,000      5,638,000     5,784,000

OTHER FINANCIAL DATA:
Ratio of total assets to stockholders'
equity......................................           1.89           1.37           1.43           1.95          1.35
Pre-tax return on average
  equity....................................           47.4%           7.8%          80.3%          25.1%         (3.2)%
Book value per common share outstanding.....          $3.02          $2.30          $2.27          $3.34         $2.25
Registered Representatives(2)...............            224            163            126            260           175


BALANCE SHEET DATA:

                                                                                           APRIL 30, 1996
                                                                                   ------------------------------
                                                                                       ACTUAL      AS ADJUSTED(3)
                                                                                   --------------  --------------
Total assets.....................................................................  $   33,117,000  $   46,117,000
Total liabilities (excluding subordinated debt)..................................      15,348,000      15,348,000
Subordinated debt................................................................         868,000         868,000
Total stockholders' equity.......................................................  $   16,901,000  $   29,901,000

- ---------------

(1) Fully diluted earnings per share and fully diluted average number of shares outstanding are not materially different from the primary numbers indicated above.

(2) The Registered Representatives data is based upon unaudited personnel records of the Company.

(3) Gives effect to the sale of the shares of Common Stock offered hereby ("Shares") at an assumed price of $6.00 per Share and the application of net proceeds therefrom.


     Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option and does not include (i) 5,000,000 shares of Common Stock reserved for issuance under the Company's 1991 Employee Incentive Plan ("1991 Plan"), of which options to purchase 998,506 shares of Common Stock have been granted and are outstanding as of June 30, 1996; (ii) 125,000 shares of Common Stock issuable upon exercise of options and warrants issued outside of the 1991 Plan; or (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Incentive Compensation Plan ("IC Plan").

                                  RISK FACTORS

     The Shares offered hereby involve risk. Prospective purchasers of the Shares should consider carefully the risk factors set forth below as well as the other information set forth in this Prospectus.

INDUSTRY FACTORS; ECONOMIC AND MARKET CONDITIONS

     The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. The Company's business and its profitability are affected by many factors, including the volatility and price level of the securities markets; the volume, size and timing of securities transactions; the demand for investment banking services; the level and volatility of interest rates; the availability of credit; legislation affecting the business and financial communities; and the economy in general. Markets characterized by low trading volumes and depressed prices generally result in reduced commissions and investment banking revenues as well as losses from declines in the market value of securities positions. Moreover, since a portion of the Company's revenues are derived from underwriting the initial public offerings ("IPOs") of companies, any decline in the overall IPO market, among other factors, could have a material adverse effect on the operations of the Company. See "Business-- Brokerage and Distribution Activities," "--Investment Banking Activities" and "--Principal Transactions."

SMALL CAPITALIZATION COMPANIES

     The Company's business is focused on the underwriting, brokerage and trading of securities of small capitalization companies, a segment of the securities industry which may be subject to greater risks than the securities industry as a whole and, consequently, may be marketable to only a limited segment of the investing public. The Company believes that certain small capitalization companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization companies. In particular, small capitalization companies that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies. See "Business--Brokerage and Distribution Activities," "--Investment Banking Activities" and "--Principal Transactions."

INVESTMENT BANKING

     The Company's investment banking activities subject the Company's capital to certain risks. Such risks include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions with respect to underwriters' liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial securities liability arising out of public and private offerings of equity and debt instruments. See "Business--Investment Banking Activities" and "--Legal Proceedings."

PRINCIPAL TRANSACTIONS

     As a market maker, the Company uses its capital to maintain substantial inventories of long and/or short positions in securities in order to engage in principal transactions with customers as well as with other broker-dealers. These securities are marked to market with resulting unrealized gains and losses reported as revenue from principal transactions. The maintenance of such positions exposes the Company to the possibility of significant losses when market prices of the securities comprising such positions change. See "Business--Principal Transactions."

INVESTMENT ACCOUNT

     The Company maintains an investment account in which securities are held for potential long-term appreciation. Securities in this account consist principally of common stock and warrants and rights to purchase same, most of which are restricted and non-marketable for varying periods of time. As required by generally accepted accounting principles for broker-dealers, these securities are marked to market with resulting unrealized gains and losses being reported as revenue from the investment account. Values of the securities in the investment account are volatile. Fluctuations due to general market conditions, the fundamentals of the issuer of such securities, or otherwise, may have a material effect on the Company's earnings. The recent increase in the value of the securities in the investment account represented a substantial portion of the Company's earnings for the year ended January 31, 1996 and quarter ended April 30, 1996. See "Business--Principal Transactions."

GOVERNMENT REGULATION; NET CAPITAL REQUIREMENTS


     The Company's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance burdens on the Company. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could have a material adverse impact upon the Company. Although the Company has implemented procedures designed to achieve compliance with such laws, rules and regulations, there can be no assurance that any failure to so comply will not have a material adverse impact upon the Company. The Commission and the NASD also have stringent provisions with respect to net capital requirements applicable to the operation of securities firms. A significant operating loss or any charge against the net capital of the Company could adversely affect its ability to operate, expand or, depending upon the magnitude of the loss or charge, maintain its present level of business. Furthermore, amendments to existing statutes and regulations or the adoption of new statutes and regulations could require the Company to alter its methods of operation at costs which could be substantial. See "Business--Government Regulation," "--Net Capital Requirements" and "--Legal Proceedings."


CREDIT RISKS

     The Company's brokerage subsidiaries clear all transactions for their customers on a fully disclosed basis with their clearing agent, which carries and clears all customer securities accounts. The clearing firm also lends funds to customers of the Company's brokerage subsidiaries through the use of margin credit. These loans are made to customers on a secured basis, with the clearing firm maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company's brokerage subsidiaries and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company's brokerage subsidiaries would be obligated to indemnify the clearing agent for any resulting losses. See "Business--Clearing Agent."

LEGAL PROCEEDINGS

     Many aspects of the Company's business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. In recent years, there has been an increasing incidence of litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty are regularly made against broker-dealers.

     GKN is the subject of an investigation by the Commission arising primarily from certain sales practices of GKN's registered representatives in 1991 and 1992. GKN is also the subject of an investigation by the NASD staff arising primarily from mark-ups and mark-downs taken on customer transactions in warrants of certain issuers whose offerings were underwritten by GKN, and sales practices in connection with such transactions. There can be no assurance that any such proceedings will not have a material adverse legal or economic effect on the Company. Moreover, as a result of increased publicity regarding legal proceedings against broker-dealers and the resulting heightened public awareness of such matters, it is possible that certain legal proceedings which can be settled or otherwise resolved without a material adverse economic effect on the Company, could generate adverse publicity which in turn could have a material adverse effect on the Company's operations. See "Business--Legal Proceedings."

CURRENT AND POTENTIAL REFORMS IN THE NASDAQ MARKET

     The Nasdaq market has come under intense scrutiny in the media and political arenas during the past few years and has been the subject of SEC investigations into its operations. Concerns have been raised with respect to the size of the spreads between the price paid by investors purchasing Nasdaq-listed securities and the dealers who process the transactions. Concerns also have been raised with respect to whether Nasdaq's listing requirements are sufficiently stringent and whether the NASD, the trade organization controlling the Nasdaq market, carefully polices Nasdaq-listed companies. In response, the NASD has begun to boost its internal compliance and monitoring programs, including establishing a new separate regulatory unit, NASD Regulation, Inc. ("NASDR"). More specifically, the NASDR has been hiring numerous new enforcement aides to better monitor trading activities among dealers and to scrutinize companies' compliance with applicable listing standards, and heightening its overall monitoring of small capitalization companies. Additionally, Nasdaq is in the process of developing an electronic audit system, expected to be in place by 1997, that will enable it to detect possible price manipulation and front running by brokerage firms almost instantaneously. Nasdaq is also currently evaluating the thorough revision of its listing standards for inclusion on the Nasdaq Market to possibly make such requirements more stringent.

     The effects of current and proposed Nasdaq reform on the operations of brokerage firms, especially those specializing in the securities of small capitalization companies, cannot be fully anticipated. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Additionally, the implementation of stricter standards for initial and continued inclusion of companies on Nasdaq could adversely affect the prospects of small capitalization companies, the stock performance of such companies, and the liquidity of investors' investments in such companies. Increased compliance costs or the inability to attain or maintain the listing of underwriting clients on the Nasdaq system, or a combination thereof, could adversely affect the financial performance of the Company.

INTERNATIONAL OPERATIONS

     The Company, through GKN AG, has established an office in Zurich, Switzerland, to facilitate the provision of the Company's financial services and products in Europe. Although the Company attempts to structure its international sales in dollar-denominated transactions only, certain transactions may be denominated in the local currency. The Company's foreign revenues may be disrupted by currency fluctuations or other events beyond the Company's control, including political or regulatory changes. GKN AG is also subject to local rules and regulations which can substantially affect the profitability or ability of the Company to operate internationally. These rules and regulations could have the effect of delaying the introduction of new services or products to European customers, and increase the cost of the Company's operations in Europe. See "Business--Government Regulation."

COMPETITION

     The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources than the Company. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. See "Business--Competition."

POTENTIAL CONFLICTS CAUSED BY SELF-UNDERWRITING; NEED FOR QUALIFIED INDEPENDENT UNDERWRITER

     Pennsylvania Merchant Group Ltd and GKN (which is a wholly-owned subsidiary of the Company) are acting as Underwriters of this Offering. As a wholly-owned subsidiary of the Company, GKN's role as an Underwriter may involve certain conflicts of interest. Pursuant to the by-laws of the NASD, the Shares are being offered at a price no higher than that recommended by Pennsylvania Merchant Group Ltd, which, in addition to being an Underwriter of this Offering, is also acting as a "qualified independent underwriter." Although Pennsylvania Merchant Group Ltd has participated in the preparation of the Registration Statement of which this Prospectus forms a part and is required to exercise the usual standards of "due diligence" with respect thereto, there can be no assurance that certain conflicts will not arise with respect to this Offering, or if conflicts do arise, that they will be resolved in a manner favorable to investors. See "Underwriting."

NO PRIOR PUBLIC MARKET FOR AND POSSIBLE PRICE VOLATILITY OF THE SHARES; LIMITATIONS ON MARKET MAKING ABILITIES

     Prior to this Offering, there has been no public trading market for the Shares and there is no assurance that an active public market for the Shares will develop or, if developed, that it will continue after the Offering. In the absence of an active public trading market, an investor may be unable to liquidate his investment. The trading prices of the Shares could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of material business events by the Company or its competitors and other events or factors. Moreover, due to regulatory stances of both the Commission and the NASD relating to the circumstances under which a company may engage in market making transactions in its own securities, GKN will not be able, in the absence of a current market making prospectus, to engage in trading or market making activities relating to the Shares following consummation of this Offering. GKN has no present intention of maintaining a current market making prospectus. The Underwriters believe that there will be sufficient additional market makers to sustain an orderly and liquid market for the Shares. No firms, however, are under any obligation to make a market in the Shares and any firm which commences market making activities may cease such activities at any time. Further, other rules, including those relating to the use of "insider information," may prevent GKN's registered representatives from recommending the Shares to its customers. To the extent that GKN is unable to make a market in, or recommendations regarding, the Shares following this Offering, the ability of investors to sell the Shares in the secondary market may be limited and the price of the Shares may be adversely affected. See "Underwriting."

RECENT AND PROPOSED EXPANSION

     The Company recently expanded through the acquisition of Shochet and the opening of GKN AG's office in Zurich, Switzerland. Although Shochet has been an established business for over 16 years, there can be no assurance that the business of Shochet will be successfully integrated with that of the Company. GKN AG's business commenced in February 1996. Accordingly, GKN AG has only a limited operating history upon which an evaluation of future performance can be made. GKN AG's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in the establishment of a new business in an industry characterized by intense competition. See "Business--Brokerage and Distribution."

     The Company intends to apply a portion of the net proceeds of this Offering to further expand its operations. There can be no assurance that the Company will be able to expand its operations successfully. Moreover, the proposed expansion of the Company's operations may materially increase the Company's operating expenses and could adversely affect the Company's profits.

     The Company may seek to expand its operations by acquiring suitable broker-dealers, research and/or trading firms or other complementary businesses, or by establishing or acquiring additional branch offices. As of the date of this Prospectus, the Company has no agreements, understandings or commitments, and is not engaged in any negotiations, relating to potential acquisitions. There can be no assurance that the Company will effect any acquisitions or that the Company will be able to successfully integrate into its operations any acquired business or branch office.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of David M. Nussbaum, Chairman of the Board of the Company and GKN, Roger N. Gladstone, President of the Company and GKN, and Peter R. Kent, Chief Operating and Financial Officer of the Company and GKN. The loss of the services of any of them likely would have a material adverse effect on the business, operations, revenues and/or prospects of the Company. The Company maintains key man life insurance on each of Messrs. Nussbaum and Gladstone in the amount of $1,000,000. The success of the Company is also dependent upon its ability to retain and hire additional highly skilled personnel. Competition among broker-dealers for experienced personnel is intense. There can be no assurance that the Company will be able to retain such personnel or hire and retain additional qualified and skilled personnel. See "Business--Competition" and "Management."

CONTROL BY PRINCIPALS

     David M. Nussbaum, Roger N. Gladstone and Robert Gladstone will beneficially own in the aggregate approximately 36% of the outstanding shares of Common Stock immediately after this Offering (assuming all options held by them are exercised and no other options or warrants are exercised) and, accordingly, will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. See "Management" and "Principal Stockholders."

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     All of the shares of Common Stock outstanding prior to the date of this Prospectus are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Substantially all of the shares outstanding prior to this Offering will be available for resale in the public market under Rule 144 commencing on the date of this Prospectus. Sales of a significant number of shares of Common Stock in the public market could have an adverse effect on the market price of the Common Stock. All of the officers and directors of the Company have agreed not to sell the shares of Common Stock they currently own (an aggregate of 3,224,250 shares of Common Stock) for a period of fifteen months from the date of this Prospectus without the consent of Pennsylvania Merchant Group Ltd. Holders of the Common Stock which own in the aggregate, 4,299,333 shares (including the shares held by all of the officers and directors of the Company) and 760,834 shares have agreed not to sell the shares of Common Stock owned by them for a period of fifteen and six months, respectively, from the date of this Prospectus without the consent of Pennsylvania Merchant Group Ltd. See "Shares Eligible for Future Sale."


DILUTION

     This Offering involves immediate and substantial dilution of $2.49 per share, or 41.5%, to investors because the net tangible book value per share of Common Stock after completion of this Offering will be substantially less than the per-share offering price, assuming a $6.00 per-share offering price. See "Dilution."

OUTSTANDING OPTIONS


     At June 30, 1996, options to purchase 998,506 shares of Common Stock at an average exercise price of $4.62 per share were outstanding, of which options to purchase 142,222 shares are presently exercisable, options to purchase an additional 238,545 shares will become exercisable during the balance of 1996, and options to purchase 262,163 shares will become exercisable during 1997. To the extent that such options are exercised, dilution to the ownership interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options. See "Management--Executive Compensation--1991 Employee Incentive Plan."


NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company intends to retain all earnings in the foreseeable future for the Company's continued growth. Moreover, the Company's ability to pay dividends in the future may be restricted by its brokerage subsidiaries' obligations to comply with the net capital rules applicable to broker-dealers. See "Dividend Policy" and "Business--Net Capital Requirements."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Shares offered hereby, assuming a $6.00 per share offering price, are estimated to be $13,000,000 ($15,025,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds principally to expand its existing business, approximately as follows: (i) $4,000,000 to increase GKN's equity capital to permit it to underwrite larger offerings of securities and increase its principal trading and market making activities; (ii) $3,000,000 to expand GKN's retail and institutional sales forces and Shochet's retail sales force;
(iii) $2,000,000 to expand GKN's investment banking and research capabilities;
(iv) $2,000,000 to expand the Company's money management operations and commence merchant banking activities; and (v) $1,000,000 to expand the Company's international operations. The balance of $1,000,000 of the net proceeds of this Offering will be used by the Company for working capital and general corporate purposes of the Company and its subsidiaries. If the Underwriters exercise their over-allotment option in full, the Company will realize additional net proceeds of $2,025,000, which will be added to the Company's working capital.

     The Company may seek to expand its operations by acquiring suitable broker-dealers, research and/or trading firms or other complementary businesses, or by establishing or acquiring additional branch offices. As of the date of this Prospectus, the Company has no agreements, understandings or commitments and is not engaged in any negotiations relating to potential acquisitions. There can be no assurance that the Company will effect any acquisitions or that the Company will be able to successfully integrate into its operations any acquired business or branch office.

     The allocation of net proceeds of this Offering represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have an adverse effect on the Company, including possibly requiring the Company to curtail its operations.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                    DILUTION

     The difference between the public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

     At April 30, 1996, and after giving effect to subsequent exercise of options, the Company had a net tangible book value of $15,320,000 or $2.76 per share of Common Stock (based on 5,559,125 shares outstanding). After giving effect to the sale of the Shares offered hereby at an assumed offering price of $6.00 per share (less underwriting discounts and estimated expenses of this Offering) the pro forma net tangible book value at that date would have been $28,320,000 or $3.51 per share. This represents an immediate increase in net tangible book value of $0.75 per share to existing stockholders and an immediate dilution of $2.49 per share to new investors.

     The following table illustrates the per share dilution without giving effect to results of operations of the Company subsequent to April 30, 1996:

Assumed initial public offering price......................................             $    6.00

  Net tangible book value before this Offering.............................  $    2.76

  Increase attributable to new investors...................................       0.75
                                                                             ---------

Pro forma net tangible book value after this Offering......................                  3.51
                                                                                        ---------

Dilution to new investors..................................................             $    2.49
                                                                                        ---------
                                                                                        ---------

     The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by existing stockholders and by new investors pursuant to this Offering, assuming a $6.00 per share offering price:

                                          SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                      ------------------------  ---------------------------     PRICE
                                        NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                      -----------  -----------  --------------  -----------  -----------

Existing stockholders...............    5,559,125       69.0%   $    3,636,000       19.5%    $    0.65

New investors.......................    2,500,000       31.0%       15,000,000       80.5%    $    6.00
                                      -----------  -----------  --------------  -----------

       Total........................    8,059,125      100.0%   $   18,636,000      100.0%
                                      -----------  -----------  --------------  -----------
                                      -----------  -----------  --------------  -----------

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at April 30, 1996, and as adjusted to give effect to the exercise of options after April 30, 1996, the sale of the Shares offered hereby at an assumed price of $6.00 per share and the application of the estimated net proceeds therefrom:

                                                                                 ACTUAL       AS ADJUSTED
                                                                             --------------  --------------

Long Term Borrowings:

     Subordinated seller notes.............................................  $      868,000  $      868,000

Stockholders' equity:

     Preferred stock--$.10 par value; 5,000,000 shares authorized, 0 shares
       issued or outstanding...............................................        --              --

     Common stock--$.0001 par value; 35,000,000 shares authorized,
       5,602,875 shares issued (5,054,125 shares outstanding); 8,842,875
       shares issued (8,059,125 shares outstanding), as adjusted...........           1,000           1,000

     Additional paid-in capital............................................       3,487,000      16,691,000

     Retained earnings.....................................................      14,164,000      14,164,000

     Cumulative translation adjustment.....................................         (18,000)        (18,000)

     Less cost of treasury stock (548,750 shares; 783,750 shares as
       adjusted)...........................................................        (733,000)       (937,000)
                                                                             --------------  --------------

       Total stockholders' equity..........................................      16,901,000      29,901,000
                                                                             --------------  --------------

          Total capitalization.............................................  $   17,769,000  $   30,769,000
                                                                             --------------  --------------
                                                                             --------------  --------------

                                DIVIDEND POLICY

     The Company has never declared or paid cash or other dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company intends to retain all earnings in the foreseeable future for the Company's continued growth. The Company's ability to pay dividends in the future also may be restricted by its brokerage subsidiaries' obligation to comply with the net capital requirements imposed on broker-dealers under regulations and rules promulgated by both the Commission and the NASD.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below, as of and for the years ended January 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the Company's Financial Statements which have been audited by KPMG Peat Marwick LLP for 1996 and 1995, and Goldstein Golub Kessler & Company, P.C. for 1994, 1993 and 1992, each independent certified public accountants. The data for the three months ended April 30, 1996 and 1995 has been derived from unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:

                                                        YEAR ENDED                                  THREE MONTHS ENDED
                                                       JANUARY 31,                                      APRIL 30,
                           --------------------------------------------------------------------  ------------------------
                               1996          1995          1994          1993          1992          1996         1995
                           ------------  ------------  ------------  ------------  ------------  ------------  ----------
Total revenues...........  $ 43,019,000  $ 32,410,000  $ 32,956,000  $ 25,278,000  $ 18,284,000  $ 18,444,000  $7,157,000
Total expenses...........    36,732,000    31,516,000    25,534,000    21,657,000    13,590,000    14,449,000   7,526,000
Income (loss) before
  income taxes and
extraordinary item.......     6,287,000       894,000     7,422,000     3,621,000     4,694,000     3,995,000    (369,000)
Net income (loss)........    $3,469,000      $381,000    $4,006,000    $2,189,000    $2,779,000(1)   $2,246,000  $(256,000)
Primary earnings
  (loss) per share(2)....         $0.61         $0.07         $0.72         $0.42         $0.58         $0.40      $(0.04)
Primary weighted average
  number of shares
  outstanding(2).........     5,729,000     5,695,000     5,530,000     5,153,000     4,820,000     5,638,000   5,784,000

OTHER FINANCIAL DATA:
Ratio of total assets to
total stockholder
equity...................          1.89          1.37          1.43          1.81          2.95          1.95        1.35
Pre-tax return on average
equity...................         47.4%          7.8%         80.3%         65.6%        223.3%         25.1%      (3.2)%
Book value per Common
Share outstanding........         $3.02         $2.30         $2.27         $1.46         $0.81         $3.34       $2.25
Registered
Representatives(3).......           224           163           126           108            75           260         175

BALANCE SHEET DATA:


                                                     JANUARY 31,                                     APRIL 30, 1996
                         --------------------------------------------------------------------  --------------------------
                                                                                                                  AS
                             1996          1995          1994          1993          1992         ACTUAL     ADJUSTED(4)
                         ------------  ------------  ------------  ------------  ------------  ------------  ------------
Total assets...........  $ 27,853,000  $ 16,096,000  $ 16,123,000  $ 13,055,000  $ 11,278,000  $ 33,117,000   $46,117,000
Total liabilities
  (excluding
subordinated debt).....    12,143,000     4,339,000     4,685,000     5,683,000     7,224,000    15,348,000   15,348,000
Subordinated debt......       934,000           -0-           -0-           -0-           -0-       868,000      868,000
Convertible
subordinated notes.....           -0-           -0-       162,000       162,000       225,000           -0-          -0-
Total stockholder's
equity.................  $ 14,776,000  $ 11,757,000  $ 11,276,000  $  7,210,000  $  3,829,000  $ 16,901,000   $29,901,000

- ---------------
(1) Includes an extraordinary item of income tax benefits of $271,000 arising from the utilization of net operating loss carryforwards.

(2) Fully diluted earnings per share and fully diluted average number of shares outstanding are not materially different from the primary numbers indicated above.

(3) The Registered Representatives data is based upon unaudited personnel records of the Company.

(4) Gives effect to the sale of the Shares offered hereby at an assumed price of $6.00 per share and the application of net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the Selected Financial Data included elsewhere in this Prospectus.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

     The Company, which was incorporated in 1987, began meaningful operations through GKN in the fiscal year ended January 31, 1991. That year, GKN underwrote one public equity offering, raising $2.8 million for the issuer, and the Company's financial results reflected $2.6 million of revenues and a net loss of $511,000. As of June 30, 1996, GKN has managed or co-managed a total of 43 public offerings, raising approximately $430,000,000 for the issuers. In the fiscal year ended January 31, 1996, the Company generated revenues of $43,019,000, net income of $3,469,000, and a pre-tax return on average equity of 47.4%.

     As did many firms in the investment banking and securities brokerage industry, the Company has experienced a significant increase in the volume of activity during the quarter ended April 30, 1996, primarily as a result of declining interest rates and improving economic conditions. There is no assurance that this environment will continue. During the quarter, the Company experienced record revenues, income and returns on equity. First quarter financial results reflected revenues of $18,444,000, net income of $2,246,000, and a pre-tax return on average equity of 25.1%. As experienced during June and July 1996, the securities market can be highly volatile. The Company's revenues, including revenues from commissions, investment banking and principal transactions could be adversely affected by the volatility and related price level of the securities markets, which in turn would adversely affect the business and profitability of the Company. See "Risk Factors--Industry Factors; Economic and Market Conditions."

     The Company's primary sources of revenues are commissions earned on the brokerage of securities, investment banking fees, and gains and losses in the investment account. The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, security valuations in the marketplace, competitive conditions, transactional volume and market liquidity. Consequently, commission revenues, investment banking fees and investment account results can be volatile. While the Company maintains stringent cost controls, a significant portion of the Company's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations can occur in the Company's revenues and net income from period to period.

RESULTS OF OPERATIONS

     The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenues.

                                                             (DOLLAR AMOUNTS IN THOUSANDS)
                           -------------------------------------------------------------------------------------------------
                                                                                                                    QUARTER
                                                                                                QUARTER ENDED        ENDED
                               FISCAL 1996           FISCAL 1995           FISCAL 1994             4/30/96          4/30/95
                           --------------------  --------------------  --------------------  --------------------  ---------
Revenues
  Commissions............  $  30,418      70.6%  $  21,804      67.4%  $  19,803      60.1%  $  12,068      65.5%  $   5,268
  Investment banking.....      6,003      14.0%      9,607      29.6%     10,027      30.4%      3,413      18.5%      1,431
  Principal
   transactions..........      5,683      13.2%        433       1.3%      2,739       8.3%      2,477      13.4%        266
  Interest...............        717       1.7%        262       0.8%        203       0.6%        337       1.8%        126
  Other..................        198       0.5%        304       0.9%        184       0.6%        149       0.8%         66
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total..............     43,019     100.0%     32,410     100.0%     32,956     100.0%     18,444     100.0%      7,157
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Expenses
  Compensation &
   benefits..............     27,121      63.0%     22,856      70.5%     18,819      57.1%     10,728      58.2%      5,241
  Communications.........      2,631       6.1%      2,563       7.9%      1,990       6.0%        839       4.5%        619
  Brokerage, clearing and
   exchange fees.........      1,350       3.1%        908       2.8%        695       2.1%        631       3.4%        267
  Occupancy and
   equipment.............      2,180       5.1%      1,711       5.3%      1,260       3.8%        655       3.6%        519
  Business development...        851       2.0%        780       2.4%        702       2.1%        273       1.5%        208
  Professional fees......        703       1.6%      1,251       3.9%        917       2.8%        733       4.0%        237
  Other..................      1,896       4.4%      1,447       4.5%      1,151       3.5%        590       3.2%        435
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total..............     36,732      85.3%     31,516      97.3%     25,534      77.4%     14,449      78.4%      7,526
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
income taxes.............      6,287      14.7%        894       2.7%      7,422      22.6%      3,995      21.6%       (369)
Income taxes.............      2,818       6.6%        513       1.6%      3,416      10.4%      1,749       9.5%       (113)
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)........  $   3,469       8.1%  $     381       1.1%  $   4,006      12.2%  $   2,246      12.1%  $    (256)
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


Revenues
  Commissions............      73.6%
  Investment banking.....      20.0%
  Principal
transactions.............       3.7%
  Interest...............       1.8%
  Other..................       0.9%
                           ---------
      Total..............     100.0%
                           ---------
Expenses
  Compensation &
benefits.................      73.2%
  Communications.........       8.6%
  Brokerage, clearing and
exchange fees............       3.7%
  Occupancy and
equipment................       7.3%
  Business development...       2.9%
  Professional fees......       3.3%
  Other..................       6.1%
                           ---------
      Total..............     105.1%
                           ---------
Income (loss) before
income taxes.............     (5.1)%
Income taxes.............     (1.6)%
                           ---------
Net income (loss)........     (3.5)%
                           ---------
                           ---------



  Three Months Ended April 30, 1996 Compared to Three Months Ended April 30,
1995

     Total revenues for the first three months of fiscal 1997 increased by 157.7% to $18,444,000 from $7,157,000, or an increase of $11,287,000. Revenues increased in all of the Company's major areas of activity during the first three months of fiscal 1997.

     Commission revenues increased by $6,800,000, or 129.1%, to $12,068,000 over the first three months of fiscal 1996 as a result of increased business with the Company's retail customers. The Company's total volume of trades processed during the three months increased by 147.6% over the same period in fiscal 1996.

     Investment banking revenues increased to $3,413,000 from $1,431,000, an increase of $1,982,000, or 138.5%. During the first three months of fiscal 1997, the Company raised $31,900,000 for corporate clients through two public offerings and three private placements. During the same period of the prior year the Company raised $12,700,000 for corporate clients through one public offering and one private placement.

     Principal transaction revenues increased by $2,211,000 from $266,000 to $2,477,000. This increase was primarily generated through market making activities for over-the-counter equity securities, which increased by $1,437,000 to $1,553,000. This increase was generated by widespread gains across the Company's market making universe and is reflective of general market conditions. During the same periods, the Nasdaq Composite Index and Russell 2000 Index increased by 41.1% and 30.8%, respectively, year over year. Additionally, revenue from the Company's investment account was $924,000 during the quarter, reflecting a $774,000 increase over the same period in the prior year. The increase was directly reflective of the increases in the prices of the shares underlying the underwriter warrants the Company holds, all of which are issued by companies which are or were investment banking clients.

     Interest income increased by $211,000 to $337,000. The increase is due to the Company's increased cash balances, the increased utilization of margin loans by the Company's customers, and a renegotiated interest sharing arrangement with the Company's clearing firm.

     Total expenses for the first three months of fiscal 1997 were $14,449,000, representing an increase of $6,923,000, or 92.0%, over the same period in fiscal 1996. As a percentage of revenues, total expenses for the period decreased to 78.4% of revenues as compared to 105.1% of revenues for the same period in the prior year.

     Compensation and benefit expenses increased by $5,487,000, or 104.7%, to $10,728,000. These expenses decreased to 58.2% of revenues from 73.2% for the prior period. Compensation expenses are largely variable in nature, as they represent percentage payments on commissions generated. Commissions generated, including sales commissions on underwritings and private placements, increased by 118.3% and the percentage of commissions paid to brokers increased to 47.5% from 42.2%, accounting for the majority of the change in compensation and benefit expense. The remainder of the increase was due to the higher number of employees. As of April 30, 1996, the Company had 469 employees, of which 260, or 55.4%, were registered representatives who were paid on commission. As of April 30, 1995, the Company had 336 employees, of which 175, or 52.1%, were registered representatives.

     Communications expenses increased by 35.5% to $839,000, from $619,000. This was caused by the 39.6% increase in the number of employees and the 147.6% increase in the number of trades processed for the comparable periods.

     Brokerage, clearing and exchange fees increased by 136.3% to $631,000, from $267,000. This increase is attributable to the aforementioned increase in the number of trades processed and registered representatives employed by the Company.

     Occupancy and equipment expenses increased by 26.2%, to $655,000 from $519,000, due to the four new locations acquired in the Shochet acquisition.

     Business development expenses increased by $65,000, or 31.3% due to increased promotional activities.

     Professional fees increased to $733,000 from $237,000, or by $496,000, as the result of increased legal fees and reserves provided for potential settlement of the SEC and NASD investigations. Management believes that the Company has adequately provided for any financial exposure related to these matters. See "Business--Legal Proceedings."

     Other expenses increased by $155,000 to $590,000, or by 35.6%. This increase was attributable to the first two months of operation of GKN AG and interest expense of $26,000 recognized on the note issued in the Shochet acquisition.

     The Company's income tax provision for the first three months of fiscal 1997 was $1,749,000, representing an effective income tax rate of 43.8%, compared to an income tax benefit of $113,000 recognized in the same period of the prior year.

     Net income for the first three months of fiscal 1997 was $2,246,000, an increase of $2,502,000 over a loss of $256,000 for the first three months of fiscal 1996.

  Fiscal Year Ended January 31, 1996 Compared to Fiscal Year Ended January 31, 1995

     Revenues for the twelve months ended January 31, 1996 totaled $43,019,000 versus $32,410,000 for the twelve months ended January 31, 1995, representing an increase of $10,609,000, or 32.7%. The overall increase is entirely attributable to an increase in commission revenue of $8,614,000 and increases in revenue from the investment account of $4,873,000.

     Commissions increased by $8,614,000, or 39.5%, from $21,804,000 to $30,418,000. The increase reflects an overall change in general market conditions, a 37.4% increase in the number of registered representatives employed by the Company, and a 35.3% increase in the volume of trades processed by the Company.

     Revenues from investment banking decreased from $9,607,000 to $6,003,000, or $3,604,000 and 37.5%. During fiscal 1996 the Company raised $72,728,000 for its investment banking clients through five public underwritings and five private placements, representing a significant decrease from fiscal 1995 when the Company raised $122,032,000 for its investment banking clients through eleven public underwritings and six private placements. The decrease in underwriting activity was the result of general market conditions and the reorientation of the Company's underwriting efforts from the SPAC program to operating companies. See "Business--Investment Banking Activities."

     Revenues associated with principal transactions increased by $5,250,000, from $433,000. Market making activities contributed to the increase by $377,000, or 85.5%, from $441,000 to $818,000. The increase was attributable to an increased capital commitment by the Company to market making activities and a general improvement in market conditions in fiscal 1996 versus fiscal 1995. More significantly, the Company's investment account generated revenues of $4,865,000 in fiscal 1996 versus a loss of $8,000 in fiscal 1995. The increase was due to the general stock price performance of the Company's underwriting clients during the year, which, in turn, was reflected in the valuation of the underwriter warrants contained in the Company's investment account.

     Interest income increased by $455,000, from $262,000 to $717,000. The increase was due to increased cash and cash equivalent positions held by the Company and increased utilization of margin loans by the Company's customers.

     Other revenues decreased by $106,000, from $304,000 to $198,000.

     Total expenses for fiscal 1996 were $36,732,000 versus $31,516,000 for fiscal 1995, an increase of $5,216,000, or 16.6%. As a percentage of total revenues, total expenses for the period decreased to 85.3% as compared to 97.3% of revenues.

     Compensation and benefit expenses increased $4,265,000, or 18.7%, from $22,856,000 to $27,121,000. As a percent of revenues, compensation and benefit expenses decreased from fiscal 1995 to fiscal 1996, from 70.5% to 63.0%. Compensation expenses are largely variable in nature as they represent percentage payments on commissions generated. Although the percentage of commissions paid to brokers decreased slightly by 1.4%, the total amount of commissions paid increased by 25.8%, as a result of commissions generated which increased by $7,831,000 or 29.7% (including sales concessions on underwritings and private placements).

     Communications expenses for fiscal 1996 were $2,631,000, compared to $2,563,000 for fiscal 1995, reflecting an increase of $68,000, or 2.7%. During fiscal 1996, the Company negotiated an improved cost structure with its long distance voice communications carrier.

     Brokerage, clearing and exchange fees increased by $442,000, or 48.7%, from $908,000 to $1,350,000. This was caused by a 35.3% increase in the volume of trades processed by the Company and an overall decrease in the amounts charged to brokers for processing trades.

     Occupancy and equipment expenses increased by 27.4%, or $469,000, from $1,711,000 to $2,180,000. Contractual increases in the per square foot lease rate in the Company's New York location and the impact of a full year's lease expense for the Company's Stamford, Connecticut location caused the majority of the increase.

     Business development expenses were $851,000 in fiscal 1996 versus $780,000 in fiscal 1995, an increase of $71,000, or 9.1%. The increase was due to additional promotional expenses.

     Professional fees decreased by $548,000, or 43.8%, from $1,251,000 to $703,000. This was primarily caused by the higher costs incurred during fiscal 1995 related to the filing of documents for an initial public offering of the Company's securities, which was postponed until market conditions improved.

     Other expenses increased from $1,447,000 to $1,896,000, an increase of $449,000, or 31.0%, reflecting the recognition of recruiting payments made to new registered representatives.

     The Company's fiscal 1996 income tax provision was $2,818,000 and represented an effective tax rate of 44.8%. In fiscal 1995, the income tax provision was $513,000 and represented an effective tax rate of 57.4%. The higher effective rate in fiscal 1995 was the result of minimum taxes due.

     Net income for fiscal 1996 was $3,469,000, an increase of $3,088,000 compared to fiscal 1995.

  Fiscal Year Ended January 31, 1995 Compared to Fiscal Year Ended January 31, 1994

     Revenues for the twelve months ended January 31, 1995 totaled $32,410,000 versus $32,956,000 for the twelve months ended January 31, 1994, representing a decrease of $546,000, or 1.7%. The decrease is entirely attributable to a decrease in revenue generated from principal transactions and the investment account.

     Commissions increased by $2,001,000, or 10.1%, from $19,803,000 to $21,804,000. The increase represents the impact of a 29.4% increase in the number of registered representatives and a 7.1% increase in the volume of trades processed by the Company.

     Revenues from investment banking activities decreased from $10,027,000 to $9,607,000, a change of $420,000, or 4.2%. In fiscal 1995, the Company raised $122,032,000 for its investment banking clients through eleven public offerings and six private placements, while in fiscal 1994 the Company raised $115,196,000 for its investment banking clients through eleven public offerings. While the gross amounts raised for clients increased, the average underwriting discount decreased, thereby causing the decrease in the associated revenue.

     Principal transactions generated revenues of $433,000 in fiscal 1995 and $2,739,000 in fiscal 1994, a decrease of $2,306,000, or 84.2%. This decrease was in part attributable to a decrease in revenues generated by market making activities of $1,266,000 from fiscal 1994 to fiscal 1995. Similarly, the investment account generated a loss of $8,000 in fiscal 1995 versus gains of $1,032,000 in fiscal 1994. These significant decreases were caused by weak general market conditions, particularly as they applied to small capitalization stocks. The Nasdaq Composite Index and the Russell 2000 each decreased by 5.7% and 7.4%, respectively, during the relevant fiscal periods.

     Interest income increased by $59,000, or 29.1%, from $203,000 to $262,000. This increase was primarily due to higher average cash balances held by the Company during fiscal 1995 versus fiscal 1994.

     Other income increased from $184,000 to $304,000.

     Total expenses increased to $31,516,000 in fiscal 1995 from $25,534,000 in fiscal 1994, an increase of $5,982,000, or 23.4% and represented 97.3% of revenues as compared to 77.4% of revenues.

     Compensation and benefit expenses increased from $18,819,000 to $22,856,000, an increase of $4,037,000, or 21.5%. Fiscal 1995 was a year in which the Company experienced substantial growth. Employees increased from 231 at January 31, 1994 to 335 at January 31, 1995, an increase of 45.0%. The increase in the employee base and a 4% increase in the percentage of commissions paid to brokers were the primary causes for the increase in the compensation and benefit expenses.

     During fiscal 1994 and fiscal 1995, the Company significantly expanded its physical facilities, through the opening of its Great Neck, New York office in June 1993, a doubling of its office space in Boca Raton, Florida in November 1993, and the opening of its Stamford, Connecticut office in June 1994. This expansion, in conjunction with the aforementioned increase in employees, was the direct cause of the increases in communication expenses and occupancy expenses. Communication expenses increased from $1,990,000 to $2,563,000, an increase of $573,000, or 28.8%, while occupancy and equipment expenses increased by $451,000, or 35.8%, from $1,260,000 to $1,711,000.

     Brokerage, clearing and exchange fees increased from $695,000 to $908,000, an increase of $213,000, or 30.6%. This was directly related to the 7.1% increase in the volume of trades processed by the Company.

     Business development expenses stayed relatively constant as a percentage of revenues from fiscal 1994 to fiscal 1995, as the absolute dollar amounts increased by $78,000, or 11.1%, from $702,000 to $780,000.

     Professional fees increased significantly in fiscal 1995 to $1,251,000 from $917,000 in fiscal 1994, an increase of $334,000, or 36.4%. This increase was primarily caused by the costs incurred during fiscal 1995 related to the filing of documents for an initial public offering of the Company's securities, which was postponed until market conditions improved.

     Other operating expenses remained relatively constant as a percentage of revenues, from $1,151,000, or 3.5% of revenues to $1,447,000 or 4.5% of revenues.

     The Company's income tax provision for fiscal 1995 was $513,000, representing an effective tax rate of 57.4%, while its income tax provision for fiscal 1994 was $3,416,000, representing an effective tax rate of 46.0%. The high effective rate in fiscal 1995 was the result of minimum taxes due on a significantly lower tax base.

     Net income for fiscal 1995 was $381,000, a decrease of $3,625,000 from results in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's assets are highly liquid with the majority consisting of securities inventories, receivables from other broker-dealers and the Company's clearing firm, and cash and cash equivalents, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers and the Company's clearing firm turn over rapidly. As a securities dealer, the Company may carry significant levels of trading inventories to meet customer needs. The Company's inventory of market making securities is readily marketable; however, holding large blocks of the same security may limit liquidity and prevent realization of full market value for the securities. Securities owned, but not readily marketable, represent underwriter warrants and the securities underlying such warrants. The liquidity of these securities is limited. A relatively small percentage of the Company's total assets are fixed. The Company's total assets or the individual components of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. The Company's total assets at April 30, 1996, January 31, 1996, and January 31, 1995, were $33,117,000, $27,853,000, and $16,096,000, respectively.

     GKN and Shochet, the Company's operating broker-dealer subsidiaries, are subject to the net capital rules of the NASD. As such, they and the Company are subject to certain restrictions on the use of capital and its related liquidity. GKN's and Shochet's respective net capital positions as of April 30, 1996 were $10,807,000 and $491,000, which were $10,557,000 and $391,000 in excess of their respective net capital requirements. See "Business--Government Regulation."

     Historically, the Company has financed its operations through the private placement of debt and equity securities and cash flow from operations. The Company has not employed any significant leverage or debt. In conjunction with the Company's acquisition of Shochet, the Company issued the seller a subordinated note for $934,000 as part of the purchase price. The Company intends to use debt prudently in the future and intends to arrange for lines of credit following this Offering. During the twelve months ended April 30, 1996, the Company repurchased 261,250 shares at a price of $2.00 per share, resulting in a total repurchase of $522,500. These repurchases were funded from cash flow from operations.

     The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business units. These reviews take into account business needs as well as regulatory capital requirements of the subsidiaries. Based upon these reviews, management believes that the Company's capital structure is adequate for current operations.

CASH FLOWS

     The Company's statements of consolidated cash flows classify cash flow into three broad categories: cash flows from operating activities, investing activities and financing activities. The Company's net cash flows are principally associated with operating and investing activities, which support the Company's brokerage and distribution, investment banking and principal transactions activities.

  Three Months Ended April 30, 1996 and 1995

     Cash and cash equivalents at April 30, 1996 and 1995 totaled $10,923,000 and $5,358,000, respectively, an increase of $3,050,000 and $2,235,000, respectively, for the comparable three month periods. The increases are all primarily the result of cash provided by operating activities.

     Cash provided by operating activities totaled $3,381,000 in the three months ended April 30, 1996. This was primarily generated from net income, adjusted for non cash items, of $2,026,000, a decrease in securities owned, at market value, of $2,460,000, and increases in securities sold, not yet purchased, of $2,152,000, commissions payable of $657,000, and income taxes payable of $1,790,000. These amounts were partially offset by an increase in receivables due from the Company's clearing firm of $5,388,000 and a decrease in accrued expenses and liabilities of $1,500,000. For the three months ended April 30, 1995, cash provided from operating activities totaled $2,277,000. This was primarily generated by decreases in receivables from the Company's clearing firm of $543,000, securities owned, at market value, of $3,155,000, and an increase in deferred compensation of $684,000. These amounts were partially offset by a decrease in net cash from a net loss, adjusted for non cash items, of $163,000, increases in loans receivable of $460,000 and other assets of $754,000, and a decrease in accrued expenses and other liabilities of $585,000.

     Cash used in investing activities was $162,000 and $42,000 in the periods, respectively. Both of these amounts represent purchases of office furniture, equipment and leasehold improvements.

     For the three months ended April 30, 1996, cash used in financing activities totaled $169,000. This amount primarily reflects the repayment of promissory notes. No cash was generated or used in financing activities during the three months ended April 30, 1995.

  Fiscal Years 1996, 1995 and 1994

     Cash and cash equivalents at January 31, 1996, 1995, and 1994 totaled $7,873,000, $3,123,000, and $2,922,000, respectively, reflecting increases of $4,750,000, $201,000, and $208,000 in each of the respective years. The increases are all the result of cash provided by operating activities, partially offset by the use of cash in investing activities.

     Cash provided by operating activities totaled $6,078,000, $909,000, and $528,000 in fiscal 1996, 1995, and 1994, respectively. In fiscal 1996, cash provided by operating activities was primarily generated from net income, adjusted for non cash items, of $5,090,000, and increases in securities sold, not yet purchased, of $2,222,000, commissions payable of $788,000, and accrued expenses and other liabilities of $3,418,000. These were partially offset by increases in amounts due from the Company's clearing firm of $1,209,000, securities owned, at market value, of $2,712,000, and securities owned, not readily marketable, of $1,270,000. In fiscal 1995, cash provided by operating activities was primarily generated through a decrease in securities purchased under agreements to resell of $3,057,000, which was partially offset by increases in securities owned, at market value, of $1,867,000 and loans receivable of $1,205,000, and a decrease in accrued expenses and other liabilities of $568,000. In fiscal 1994, cash provided by operating activities was generated from net income, adjusted for non cash items, of $4,349,000, a decrease in the receivable from the Company's clearing firm of $1,888,000, and an increase in accrued expenses and liabilities of $598,000. These amounts were offset by increases in securities purchased under agreements to resell of $3,057,000, securities owned, not readily marketable, of $550,000, and other assets of $645,000, and a decrease in securities sold, not yet purchased, of $1,993,000.

     In fiscal 1996, 1995, and 1994, the Company used cash in investing activities of $1,812,000, $646,000, and $380,000, respectively. All of these amounts represent the purchase of office furniture, equipment, and leasehold improvements, except that in fiscal 1996 the Company used cash of $1,606,000 in its acquisition of Shochet resulting in goodwill.

     The Company generated cash from financing activities of $484,000 in fiscal 1996 and $60,000 in fiscal 1994, while it used cash in financing activities of $62,000 in fiscal 1995. In fiscal 1996, the Company generated cash through the issuance of a subordinated note of $934,000, in conjunction with its acquisition of Shochet, which was partially offset by the purchase of stock into treasury. The amounts provided by, or used in financing activities for fiscal 1995 and 1994, represent the issuance or retirement of common shares.

EFFECTS OF INFLATION

     The Company's assets are, to a large extent, liquid in nature, and, as a result, are not significantly affected by inflation. To the contrary, market prices of securities are generally influenced by changes in inflation. Moreover, the rate of inflation affects the Company's expenses, such as employee compensation, occupancy expenses and communications costs, which may not be readily recoverable in the prices of services offered to the Company's customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations.

                                    BUSINESS

GENERAL

     The business of GKN Holding Corp. (the "Company") is transacted primarily through four operating subsidiaries: GKN Securities Corp. ("GKN"), Shochet Securities, Inc. ("Shochet"), GKN Securities AG ("GKN AG") and GKN Fund Management, Inc. ("GKN Fund"). Collectively, GKN, Shochet and GKN AG are all involved in various aspects of the investment banking and stock brokerage business. GKN Fund is involved in money management.

     The Company began operations in 1987 following the October stock market decline, at which time the founders perceived an opportunity for the creation of a high quality investment bank serving emerging growth and small capitalization corporate clients and investors. Since its inception, the Company's plan has been to develop a high quality firm serving this market niche. Since October 1990, when GKN managed its first underwriting, GKN has acted as managing or co-managing underwriter in a total of 43 public offerings, raising approximately $430 million.

     The Company anticipates that acquisitions will be an integral part of its future growth. In November 1995, the Company acquired all of the outstanding stock of Shochet, a full-service discount brokerage firm with four branches operating in Southern Florida. Shochet has been in business since 1980. During the twelve-month period ended January 31, 1996, Shochet generated approximately $5.5 million in revenue (only $1,128,000 of which is included in the Company's financial statements for the year ended January 31, 1996). The Shochet acquisition was the Company's first in the investment banking and securities brokerage business.

     The Company has also grown recently by expanding into other areas of business. In March 1995, GKN Fund entered the money management business by becoming the general partner and administrator of Kaleidoscope Partners, L.P., a "fund of funds" with approximately $8.1 million in assets at April 30, 1996. In February 1996, GKN AG commenced operations in Zurich, Switzerland, distributing securities and providing brokerage services to European institutional money managers.

     The Company intends to continue its emphasis on investment banking opportunities for emerging growth and small capitalization companies. While enhancing this core capability, the Company plans to further expand its related distribution, brokerage, research, money management and merchant banking functions, either through internal growth or by acquisition.

BROKERAGE AND DISTRIBUTION ACTIVITIES

     A significant portion of the Company's revenues are derived from commissions, concessions, mark-ups and mark-downs (collectively "commissions"). For the fiscal year ended January 31, 1996, commissions accounted for approximately 70.6% of the Company's revenues. Commissions are charged to the Company's individual and institutional clients for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter ("OTC") markets. When a buy or sell order for a security in which GKN makes a market or has inventory is received, GKN may act as a principal and purchase from, or sell to, its customers the desired security on a disclosed basis at a price set in accordance with applicable securities regulations. The Company's brokerage and distribution activities are performed through GKN, Shochet and GKN AG, its brokerage subsidiaries. As of April 30, 1996, these brokerage subsidiaries employed an aggregate of 260 registered representatives and serviced more than 27,000 active customer accounts. Each of these brokerage subsidiaries serves a diverse clientele with different investment characteristics.

  GKN

     As of April 30, 1996, GKN had 214 registered representatives located in five offices in New York City and Great Neck, New York, Stamford, Connecticut, and Boca Raton and Miami, Florida. During fiscal 1996, GKN's registered representatives generated approximately $29,500,000 in commissions on secondary trades and $6,000,000 in sales concessions on public offerings and private placements (such

$6,000,000 are included in Investment Banking Revenues on the Company's Financial Statements). GKN's sales force serves a clientele which is primarily composed of individuals who invest primarily in OTC equity securities. GKN intends to expand its brokerage business through the continued recruitment and hiring of additional registered representatives for existing offices, as well as potentially opening or acquiring additional offices in new geographic locations. GKN believes that it can add an aggregate of approximately 45 brokers in its various branch offices without acquiring any additional space.

  Shochet

     As of April 30, 1996, Shochet had 45 registered representatives located in four offices in Hallandale, Miami Beach, South Miami and Tamarac, Florida. During fiscal 1996, Shochet's registered representatives generated approximately $5 million in commissions, primarily on secondary trades. Shochet sets commissions to its customers on a discounted basis. The clientele served by Shochet's registered representatives is generally older, retired individuals who invest in exchange-listed equity securities, fixed income securities and mutual funds. The Company intends to expand Shochet's business through the recruitment and hiring of additional registered representatives for existing offices, as well as potentially opening or acquiring additional offices in new geographic locations.

  GKN AG

     In February 1996, the Company opened its first international office in Zurich, Switzerland, through GKN AG. The primary emphasis of this office is to serve European institutional money managers and clients investing in U.S.-traded small capitalization equity securities. GKN AG currently has one registered representative. The Company plans to expand its international operations through the recruitment and hiring of additional registered representatives and potentially opening additional international offices.

  Institutional Sales

     Historically, institutional sales have represented an insignificant source of revenue for GKN. During 1995, GKN established an Institutional Sales Department to develop and service institutional money manager clients. The firm intends to expand this business through the recruitment and hiring of additional registered representatives, the development of new institutional client relationships and the potential acquisition of brokerage firms whose primary emphasis is serving institutional clients.

INVESTMENT BANKING ACTIVITIES

  Corporate Finance

     GKN's investment banking revenues are principally derived from managing or co-managing public offerings of equity securities, although the private placement of equity or equity-related securities for both private and publicly-held companies has recently become an increasingly important source of investment banking revenues. For the fiscal year ended January 31, 1996, investment banking activities, including sales concessions, accounted for approximately 14.0% of the Company's revenues. The Company's underwriting activities have historically focused on public equity underwritings for small capitalization, emerging growth companies in a variety of industries. GKN believes that its expertise and proven ability to assist emerging growth companies (which often have limited access to other sources of capital) has created a significant source of ongoing and potential new investment banking clients. GKN intends to continue this small capitalization emphasis, concentrating its activities on certain core industries, initially the communications/technology and leisure/ entertainment/recreation industries.

     In 1993, GKN developed and introduced a new publicly-traded financing vehicle known as the Specified Purpose Acquisition Company(R) ("SPAC(R)"). A SPAC combines the characteristics of a traditional acquisition or buyout fund and a more liquid, publicly traded industry-specific investment vehicle. The purpose of a SPAC is to acquire an operating business in a specified target industry. Each SPAC is managed by a management team combining operating experience and mergers and acquisitions expertise in the specified target industry. SPACs feature important investor safeguards, including (i) a conversion right which entitles SPAC common stock investors to the return of a substantial portion of their initial investment (81%, plus interest) should a target acquisition not be made within 24 months from the closing of the SPAC's public offering, (ii) a requirement that 90% of the net proceeds of the SPAC offering be placed in trust and invested in short-term government securities and released only upon the successful consummation by the SPAC of the acquisition of a target business or the liquidation of the SPAC (the balance of the net proceeds are used to pay the costs incurred in connection with identifying and evaluating prospective acquisition candidates, and structuring, negotiating and consummating a business combination), (iii) a requirement for stockholder approval by the outside stockholders of the target acquisition and (iv) various other requirements eliminating or reducing potential conflicts of interests between SPAC management and the investors in SPAC offerings. Since the introduction of the SPAC, GKN has lead-managed public offerings for thirteen SPACs, raising approximately $170 million in aggregate gross proceeds. As of the date of this Prospectus, nine of the 13 SPACs have consummated their mergers, one SPAC is in the process of liquidation, two mergers are pending and one SPAC management team continues its acquisition search.

     The Company is not currently involved in any new SPAC offerings and currently does not expect that future SPAC offerings, if any, will represent a material portion of its revenues from investment banking activities in subsequent periods.

  Corporate Advisory

     To date, the Company has not derived significant revenues from corporate advisory services. Through its relationships with its investment banking clients, GKN intends to expand this business with a concentration on mergers and acquisitions, strategic partnering, fairness opinions and corporate recapitalizations.

  Syndicate

     GKN has a Syndicate Department which has historically served as an additional source of product (through selling group or underwriter participation) for distribution through the Company's various distribution channels. GKN anticipates that the emphasis of this department will shift to enhance the marketing and distribution of GKN's underwritings to other broker-dealers. To date, revenues generated by the Syndicate Department have been insignificant.

PRINCIPAL TRANSACTIONS

     A portion of GKN's revenue is derived from various principal trading activities, including making markets in equity securities, proprietary position trading, and the results of an investment account. For the fiscal year ended January 31, 1996, these activities accounted for 13.2% of the Company's revenues.

  Market Making

     GKN's market making activities have been primarily an accommodation to its retail customers. Inventories of securities are carried to facilitate brokerage transactions with customers and other dealers and principal transactions with customers are effected at prices in accordance with applicable security regulations. As of April 30, 1996, GKN made markets in more than 80 securities. For the fiscal year ended January 31, 1996, principal transactions related to securities in which GKN makes a market, including realized and unrealized gains and losses, accounted for $818,000, or 1.9%, of the Company's revenues.

  Proprietary Trading

     Historically, GKN has devoted insignificant amounts of capital and derived insignificant revenues from taking proprietary trading positions. During fiscal 1996, GKN employed a maximum of

$1 million of capital at any one time to proprietary trading positions. GKN intends to increase its capital allocation to principal trading activities after this Offering.

  Investment Account

     In connection with its investment banking activities, GKN usually receives warrants which entitle it to purchase securities of the companies for which GKN raises capital or provides advisory services. These warrants, which are placed in GKN's investment account, vary in value based upon the market prices of the underlying securities. Warrants are usually exercisable for four years beginning one year after issuance and are valued by management based on a significant discount to the current market values of the underlying securities. As of April 30, 1996, GKN owned warrants to purchase securities of 45 companies for which it has performed investment banking services. These warrants had an underlying market value of $3,143,000, as of April 30, 1996, of which GKN recognized $1,779,000 in value, or 56.6%. During the fiscal year ended January 31, 1996 and quarter ended April 30, 1996, GKN recognized gains (both realized and unrealized) on such warrants of $4,865,000, or 11.3% of revenues, and $924,000, or 5.0% of revenues, respectively. From inception through April 30, 1996, GKN has recognized, in the aggregate, more than $9,100,000 in realized and unrealized gains from such warrants.

RESEARCH SERVICES

     GKN's research activities are an integral part of, and provide significant support to, its investment banking, and securities brokerage activities. Research services are directed primarily towards creating support, sponsorship and independent analysis for the securities of companies which have been underwritten by GKN and identifying attractive investment opportunities in the securities of other companies. The research department conducts a review and analysis of fundamental elements of individual company performance, industry trends and economic events and incorporates its findings into published reports. GKN distributes its research publications through each of its brokerage subsidiaries--GKN, Shochet and GKN AG.

OTHER RETAIL PRODUCTS AND SERVICES

     GKN is a registered Investment Adviser under the Investment Advisers Act of 1940 and provides retirement planning and mutual fund investment services through its Retirement Services department. This department assists clients with establishing retirement plans tailored to their specific needs, solving problems with their existing plans, locating appropriate plan administrators, and performing asset allocation studies for investment allocations. Retirement services also sources and administers the relationships with third party mutual funds, as well as advising customers concerning such investments. In February 1996, GKN introduced a "wrap-investment" product known as "NavigatorTM." Navigator performs asset allocation models for customers based on their individual risk profiles. Based upon each investor's specific model results, investments are made in a number of specified third party mutual funds. To date, revenues generated by retirement services and mutual fund investments have been insignificant.

     Both Shochet and GKN source and execute buy and sell orders for fixed income securities, which are purchased on an agency or principal basis. Amounts retained in inventory overnight and on an intraday basis are not significant. During fiscal 1996, the execution of buy and sell orders for fixed income securities accounted for 12% of Shochet's revenues and an insignificant percentage of GKN's revenues.

MONEY MANAGEMENT

     In 1995, the Company entered the money management business through the establishment of GKN Fund Management, Inc., which serves as the general partner and administrator of Kaleidoscope Partners, L.P. ("Kaleidoscope"), a "fund of funds" investment partnership which invests its capital in other funds managed by independent money managers. The primary investment objective of Kaleidoscope is to achieve superior investment returns and diversification by placing its capital in a number of different carefully selected investment funds. As of April 30, 1996, Kaleidoscope had total assets of approximately $8.1 million invested in eight independent funds. GKN intends to expand its money management activities after this Offering.

MERCHANT BANKING

     The Company intends to enter into the merchant banking business by using a portion of the proceeds of this Offering to invest in development-stage and operating companies. Such investments may represent a minority or controlling interest in the subject companies. It is anticipated that most companies in which investments would be made will be privately-held at the time of the investment. The Company will attempt to focus on those companies for which GKN might be willing to manage offerings sometime after the Company's original investment. As of the date of this Prospectus, the Company has no specific plans with respect to any particular investment opportunity.

MARKETING STRATEGY

     In October 1987, after the stock market decline, the founders of the Company perceived an opportunity for the creation of a high-quality investment bank serving emerging growth and small capitalization corporate clients and investors. Since its inception, the Company's plan has been to develop a high-quality firm serving this market niche. The Company's marketing strategy is to capitalize on this positioning within this market niche.

     When marketing its services to prospective investment banking clients, GKN highlights the success of its prior underwritings and refers the principals of the prospective clients to principals of existing and prior investment banking clients. When marketing to prospective brokerage clients, GKN promotes its small capitalization market niche and attempts to distinguish itself from other similar investment banks through its research and other services.

CLEARING AGENT


     The Company's brokerage subsidiaries currently utilize, on a fully disclosed basis, the services of Schroder Wertheim & Co. Incorporated as its clearing agent, which, on a fee basis, processes all securities transactions and maintains the accounts of its customers. Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000, of which coverage for cash balances is limited to $100,000. Additional protection is provided by the clearing agent through Aetna Casualty and Surety Co. for an aggregate amount of coverage of up to $25,000,000 per account. The services of the clearing agent include billing, credit control, receipt, and custody and delivery of securities. The clearing agent provides operational support necessary to process, record, and maintain securities transactions for the Company's brokerage and distribution activities. The clearing agent provides these services to the Company and its customers at a total cost which is less than it would cost the Company to process such transactions on its own.


CUSTOMER CREDIT

     The clearing firm for the Company's brokerage subsidiaries lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing firm maintaining collateral in the form of saleable securities, cash or cash equivalents. Under the terms of the clearing agreements, the Company's brokerage subsidiaries indemnify the clearing firm for any loss on these credit arrangements. As of April 30, 1996, the Company had $52 million of margin credit outstanding to its customers through its clearing firm. In the fiscal year ended January 31, 1996, the Company's losses from the margin credit activity were de minimus, while net interest earned totaled $199,000.

RISK MANAGEMENT/CONTROL STRUCTURE

     The Company maintains a management structure which includes an Operating Committee, which meets weekly to monitor the results of operations, levels of risk exposure and other key management decisions. Additionally, the Company maintains a rigorous and comprehensive risk management and control structure for all three operating brokerage subsidiaries through its risk management group, legal and compliance departments, and financial control mechanisms.

  Risk Management Group

     In conjunction with the staff of the clearing agent, the Company monitors and maintains firm-wide and customer margin credit and securities concentration exposure, and monitors firm adherence to the appropriate securities and lending regulations. Position limits in trading and inventory accounts are established and monitored on an ongoing basis. Current and proposed underwriting, corporate development and other commitments are subject to due diligence reviews by senior management and, if appropriate, professionals in the appropriate industry.

  Legal and Compliance

     The Company currently maintains a full time staff of seven individuals, including two attorneys, in its legal and compliance departments to monitor the Company's compliance position. These individuals are supplemented by the daily compliance and control functions of the local branch managers. As the Company continues to expand, it intends to appropriately increase the relative size of these departments.

  Financial Control Group

     The Company's finance and accounting department, consisting of nine full-time staff, maintains a comprehensive system of internal controls concerning its financial, operational and trading activities.

GOVERNMENT REGULATION

     The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Commission and various state agencies and self-regulatory organizations, such as the NASD. GKN and Shochet are registered as broker-dealers with the Commission and are member firms of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the Commission as the Company's primary regulator. The NASD adopts rules (which are subject to approval by the Commission) that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. GKN is registered as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico. Shochet is registered as a broker-dealer in 15 states.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

     GKN AG is subject to certain Swiss Federal and Cantonal (State) laws. Securities trading and brokerage in Switzerland is currently governed by the provisions of Cantonal law. Residing in Zurich,

Switzerland, GKN AG is regulated by The Law on Professional Trading of Securities in the Canton of Zurich. In order to transact security trades in Switzerland, GKN AG must be granted a "B-license." GKN AG has made application for such license and believes that it will be granted the license in the near future; however, there can be no assurances that GKN AG will receive the license. In the interim, the brokerage of securities are executed and settled through GKN's principal office in New York City.

     Under The Law on Professional Trading of Securities, GKN AG must initially have equity capital equal to 500,000 Swiss francs (approximately $400,000). According to the draft of the Ordinance to the Federal Stock Exchange and Security Dealer's Law, the equity capital will have to be increased to the amount of 1,500,000 Swiss francs (approximately $1,200,000). Distributions of equity capital by GKN AG are governed by the Swiss Code of Obligations, wherein any distributions are limited to profits or reserves created for such purpose. GKN AG was initially capitalized in February 1996 with 500,000 Swiss francs (approximately $400,000). If the equity capital of GKN AG and its legal reserves fall to less than half the initial requirement, it must be recapitalized. (Swiss francs have been converted to U.S. dollars in the foregoing parentheticals utilizing the July 1, 1996 spot rate.)

  Net Capital Requirements

     As registered broker-dealers and member firms of the NASD, GKN and Shochet are subject to the Commission's net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

     GKN has elected to compute its net capital using the alternative method permitted by the Rule, which requires that GKN maintain minimum net capital, as defined, to be greater than or equal to, $250,000. At April 30, 1996, GKN had net capital of $10,807,000, which was $10,557,000 in excess of required net capital of $250,000.

     Shochet has elected to compute net capital under the standard aggregate indebtedness method permitted by the Rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15-to-1. At April 30, 1996, Shochet had net capital and a net capital requirement of $491,000 and $100,000, respectively. Shochet's net capital ratio was 0.75-to-1.

     Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than specified percentage (120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the Company's brokerage subsidiaries that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its operating subsidiaries, which in turn, could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

COMPETITION

     The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. The Company believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.

OTHER OPERATIONS

     Historically, the Company has maintained limited operations in the acquisition, management, syndication and operation of real estate projects, through its subsidiaries, GKN Realty Corp. and GKN Property Management, Inc. To date, the operations of GKN Realty and GKN Property have had no significant impact on the Company. The Company intends to wind down its real estate operations over the next several years.

PERSONNEL

     At April 30, 1996, the Company had 469 full-time employees, including 260 registered representatives. None of the Company's personnel is covered by a collective bargaining agreement. The Company considers its relationships with its employees to be very good.

PROPERTIES

     The principal executive offices of the Company and GKN are located at 61 Broadway, New York, New York 10006 where the Company leases or subleases approximately 25,000 square feet of office space. The sublease and leases for these premises all expire in February 1998. The following information relates to the branch offices of GKN and Shochet:

  GKN

OFFICE LOCATION                                                  APPROXIMATE SQUARE FOOTAGE       EXPIRATION
- ---------------------------------------------------------------  ---------------------------  -------------------
Boca Raton, Florida............................................              10,000           October 1999
                                                                              1,500           October 1997
Great Neck, New York...........................................               5,000           September 1998
Stamford, Connecticut..........................................               5,000           November 2004
Miami, Florida.................................................               4,000           June 2003

  Shochet

OFFICE LOCATION                                                   APPROXIMATE SQUARE FOOTAGE       EXPIRATION
- ----------------------------------------------------------------  ---------------------------  -------------------
Hallandale, Florida.............................................               5,000           February 2006
Miami Beach, Florida............................................               3,000           April 1998
South Miami, Florida............................................               3,000           November 1998
Tamarac, Florida................................................               3,000           June 2001

LEGAL PROCEEDINGS

     Many aspects of the Company's business involve substantial risks of liability, including exposure under federal and state securities laws in connection with the underwriting and distribution of securities. The Company does not presently maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. Additionally, securities brokerage firms, including the Company, become parties to arbitrations brought by dissatisfied customers in the general course of business.

     GKN is the subject of an NASD staff investigation which, the Company believes, arises primarily from mark-ups and mark-downs taken on customer transactions in warrants of certain issuers whose offerings were managed by GKN, and sales practices in connection with such transactions. The purpose of the investigation is to determine whether GKN or any persons associated with the firm have engaged in any violation of the federal securities laws or the NASD Rules of Fair Practice. The NASD staff has not advised GKN whether it intends to recommend any enforcement action and GKN cannot predict when the investigation might end, or its outcome. GKN is cooperating fully with the NASD staff in the investigatory process. The NASD has broad authority to sanction persons subject to its jurisdiction, including the levying of financial penalties, disgorgement, the imposition of censures, suspensions or bars on its supervisors and principals, and frequently imposes material sanctions in cases of this nature. The outcome of the NASD investigation could have a substantial adverse financial impact on GKN, result in restrictions on the business activities of GKN and its supervisors and principals and otherwise have a material adverse effect on the Company.



     GKN is the subject of an SEC staff investigation that arose primarily from certain sales practices and the supervision of certain registered representatives in 1991 and 1992. GKN expects to submit to the Commission shortly an Offer of Settlement that is being discussed with the SEC staff. There is no assurance that the SEC staff will support the proposed settlement nor that the Commission will agree to it. Under the Offer of Settlement that is being discussed, without admitting or denying the findings, GKN and Robert Gladstone would agree to the entry of an Order finding that, during 1991 and 1992, GKN and Robert Gladstone failed reasonably to supervise a number of registered representatives with a view to preventing certain securities law violations. In such a settlement, the Order would recite as the factual basis for the Commission's findings that from 1990 through 1992, GKN hired a large number of registered representatives and that the number of customer complaints received by GKN rose substantially and included multiple complaints against certain of the registered representatives. Such complaints included unauthorized trading in customer accounts and the failure to execute appropriately customer sale orders. All of GKN's registered representatives reported to and were supervised by Robert Gladstone. The proposed Order will recite that GKN and Robert Gladstone failed to establish adequate supervisory procedures to monitor the sales practices of the registered representatives during the period and that they failed to have in place procedures to track customer complaints, to identify multiple complaints against particular registered representatives or to adequately respond to the sales practice violations reflected by the customer complaints. In such a settlement, the Order would also contain GKN's representation that, since the latter part of 1992, it has undertaken a number of specific efforts to improve its supervisory and compliance systems and its undertaking to maintain these policies and procedures.



     Under the terms of the settlement being discussed, GKN would pay a penalty of $100,000, implement and maintain the policies and procedures previously undertaken, and retain an independent consultant to conduct a review of the firm's policies and procedures and report its recommendations to GKN and the SEC staff. GKN has agreed (subject to certain safeguards) to adopt the independent consultant's recommendations. Under the proposed settlement, without admitting or denying the findings of the SEC investigation, Robert Gladstone would pay a $50,000 penalty. In addition, he may agree not to be associated in a supervisory capacity with any broker-dealer, municipal securities dealer, investment company or investment adviser, in addition to any brokerage firm, with a right to reapply after 18 months, or alternatively, agree to be suspended from all association in any capacity with any broker-dealer, municipal securities dealer, investment company or investment adviser, in addition to any brokerage firm, for 30 days and thereafter not to be so associated in a supervisory capacity for the next 11 months. Mr. Gladstone would remain an officer and principal stockholder of the Company. The terms of the Offer of Settlement, are the subject of continuing discussions with the SEC staff and there is no assurance that any proposed settlement will be accepted by the SEC staff.


     In addition, the outcome of the SEC and NASD investigations could generate adverse publicity which in turn could have a material adverse effect on the Company's operations.

                                   MANAGEMENT

     The directors and executive officers of the Company are as follows:

NAME                                            AGE                               POSITION
- ------------------------------------------  -----------  -----------------------------------------------------------
David M. Nussbaum.........................          42   Chairman of the Board and Chief Executive Officer of the
                                                           Company and GKN
Roger N. Gladstone........................          42   President and Director of the Company and GKN
Peter R. Kent.............................          43   Chief Operating Officer, Chief Financial Officer and
                                                           Director of the Company and GKN
Lester Rosenkrantz........................          55   Executive Vice President and Director of the Company and
                                                           GKN
Robert H. Gladstone.......................          38   Executive Vice President of the Company and GKN
James I. Krantz...........................          41   Director of the Company
John P. Margaritis........................          47   Director of the Company*
Arnold B. Pollard.........................          53   Director of the Company*

- ---------------

* Will become a Director upon consummation of the Offering.

     DAVID M. NUSSBAUM has been Chairman of the Board and Chief Executive Officer of the Company since September 1990 and a Director of the Company since January 1987. He is also Chairman of the Board and Chief Executive Officer of GKN and is the principal executive officer of GKN's New York operations. He is also a director of Shochet and a director and executive officer of GKN Fund. Mr. Nussbaum serves on the Board of Arbitrators of the National Association of Securities Dealers, Inc. He is also a member of the Young Presidents Organization and a member of the Board of Directors of the Sid Jacobson Jewish Community Center in Roslyn, New York. From 1984 through 1986, Mr. Nussbaum was engaged primarily in the acquisition, management, syndication and operation of real estate projects. In connection with Mr. Nussbaum's real estate activities, he was an executive officer and director of the corporate general partners of River Village Associates ("River Village") and Frontage Realty Limited Partnership ("Frontage"), limited partnerships formed to acquire real estate. River Village and Frontage filed for protection under Chapter 11 of the bankruptcy law in 1992 and 1993, respectively. From 1980 through 1984, Mr. Nussbaum was engaged in the private practice of law at the firm of Rosenman Colin Freund Lewis & Cohen in New York. Mr. Nussbaum graduated from the University of Michigan, magna cum laude. He received his law degree (cum laude; Order of the Coif) from New York University School of Law.

     ROGER N. GLADSTONE has been President and a Director of the Company since January 1987. He is also President and a Director of GKN and is the principal executive officer of GKN's Florida operations. He is also a director and executive officer of Shochet, GKN AG and GKN Fund. Mr. Gladstone serves on the Board of Arbitrators of the National Association of Securities Dealers, Inc. He is also a member of the Young Presidents Organization and a member of the Board of Directors of the Sid Jacobson Jewish Community Center in Roslyn, New York. Mr. Gladstone is the Director of No Small Affair South, a charitable foundation which provides positive experiences for disadvantaged children. From 1984 through 1986, Mr. Gladstone was engaged primarily in the acquisition, management, syndication and operation of real estate projects. Mr. Gladstone was an executive officer and director of the corporate general partners of River Village and Frontage. River Village and Frontage filed for protection under Chapter 11 of the Bankruptcy law in 1992 and 1993, respectively. From 1980 through 1984, Mr. Gladstone was engaged in the private practice of law in New York. Mr. Gladstone graduated from Stanford University. He received his Masters Degree in Business Administration from New York University and his law degree from the Benjamin N. Cardozo School of Law, Yeshiva University.

     PETER R. KENT has been Chief Financial Officer of the Company and GKN since July 1995, Chief Operating Officer of the Company and GKN since February 1996 and a Director of the Company and GKN since May 1996. He has also served as Chief Financial Officer and director of Shochet since its acquisition in November 1995. From September 1991 through February 1995, Mr. Kent served initially as Chief Financial Officer, and subsequently as President, Chairman of the Board, and Chief Executive Officer, of Consolidated Waste Services of America, Inc., a solid waste management and recycling company. From 1988 until 1991, Mr. Kent was employed by the securities firm of Wessels, Arnold & Henderson, where he served as a member of the Corporate Finance Department in charge of its Environmental Services Group. From 1984 to 1988, Mr. Kent was employed by Henry Ansbacher, Inc., a firm involved in the field of media mergers and acquisitions, initially as Chief Financial Officer and subsequently, as its President and Chief Operating Officer. Previous to 1984, Mr. Kent had been employed by Sutro & Co. Incorporated, Wells Fargo Bank, and Arthur Andersen & Co. Mr. Kent is a Certified Public Accountant. Mr. Kent graduated from the University of California at Berkeley, where he also received his Masters in Business Administration.

     LESTER ROSENKRANTZ has been a Director and Executive Vice President of the Company and GKN since February 1994. Mr. Rosenkrantz was Vice Chairman and Director of Corporate Finance of Reich & Co., Inc. (formerly Vantage Securities), a member of the New York Stock Exchange ("NYSE"), from November 1990 until January 1994. He has also served in various management positions at Rosenkrantz, Lyon and Ross, Incorporated, a NYSE member firm from 1973 to 1990, serving as Vice Chairman at the time of completion of his tenure. Mr. Rosenkrantz was employed by Andresen & Company from 1963 to 1973, lastly as a General Partner and head of institutional and retail sales. Mr. Rosenkrantz graduated from Pennsylvania State University.


     ROBERT H. GLADSTONE has been the Executive Vice President of the Company since November 1993 and a Director of the Company from January 1992 to May 1996. He has also been an executive officer of GKN since January 1990 and is now Executive Vice President of GKN. Mr. Gladstone was employed by Stuart James & Co. from July 1984 until December 1989, starting as an account executive, becoming Branch Manager of the Darien, Connecticut office in January 1986 and Area Manager supervising four branch offices employing more than 100 registered representatives in 1989. Prior to July 1984, Mr. Gladstone was an account executive at Ladenburg, Thalmann & Co. (October 1983 to June 1984) and at Advest, Inc. (October 1980 to September 1983). Mr. Gladstone graduated from Boston University. Mr. Gladstone is involved in an SEC Staff investigation of GKN that arose primarily from certain sales practices and the supervision of certain registered representatives in 1991 and 1992. Under a proposed settlement, which has been discussed with the SEC Staff, Mr. Gladstone would pay a $50,000 penalty and agree not to be associated in a supervisory capacity with any broker-dealer, municipal securities dealer, investment company or investment advisor, in addition to any brokerage firm, with a right to reapply after 18 months, or alternatively, agree to be suspended from all association in any capacity with any broker-dealer, municipal securities dealer, investment company or investment advisor, in addition to any brokerage firm, for 30 days and thereafter not to be associated in a supervisory capacity for the next 11 months. The proposed settlement remains under discussion with the SEC and may be modified. Mr. Gladstone would remain an officer and principal stockholder of the Company. See "Business--Legal Proceedings."


     JAMES I. KRANTZ has been a Director of the Company since September 1990. Since 1977, Mr. Krantz has served as a Property, Casualty and Life Insurance Broker and has been engaged in real estate management and investment. Mr. Krantz was an executive officer and director of the corporate general partner of River Village. River Village filed for protection under Chapter 11 of the bankruptcy law in 1992. Mr. Krantz is currently President and Chief Executive Officer of York International Agency, Inc., a full service insurance agency located in Westchester, New York. Mr. Krantz graduated from Syracuse University. He received his Chartered Property Casualty Underwriter (CPCU) designation in 1989.

     JOHN P. MARGARITIS will become a Director of the Company upon consummation of this Offering. Mr. Margaritis has been the President and Chief Executive Officer of Ogilvy Adams & Rinehart, a public relations firm, since January 1994, and was the President and Chief Operating Officer from January 1992 to January 1994. From July 1988 until January 1992, Mr. Margaritis was Chairman and Chief Executive Officer of Ogilvy & Mathers, Public Relations. Mr. Margaritis is a director of the Young President's Organization/Metro Chapter, the Arthur Ashe Institution for Urban Health and Research America, a non-profit organization to promote government's support of medical research. Mr. Margaritis is a member of the President's Advisory Counsel for the Museum of Television and Radio. Mr. Margaritis is also a trustee of Washington and Jefferson College. Mr. Margaritis graduated from Washington and Jefferson College and received his masters degree from the New School for Social Research.

     ARNOLD B. POLLARD will become a Director of the Company upon consummation of this Offering. Since 1993, he has been the President and Chief Executive Officer of Chief Executive Group, which publishes "Chief Executive" magazine. For nearly 20 years, he has been President of Decision Associates, a management consulting firm specializing in organizational strategy and structure. Mr. Pollard was a founding member of the Strategic Decision Analysis Group of SRI, a company engaged in management consulting and contract research. From 1989 to 1991, Mr. Pollard served as Chairman and Chief Executive Officer of Biopool International, a biodiagnostic company focusing on blood related testing. From 1970 to 1973, Mr. Pollard served as an adjunct professor at the Columbia Graduate School of Business. Mr. Pollard graduated from Cornell University (Tau Beta Pi) and received his Masters and Ph.D degrees from Stanford University.

     The Board of Directors of the Company is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of the office of the first class of directors (Class I), presently consisting of Lester Rosenkrantz , James Krantz and Arnold Pollard will expire in 1997; the term of the second class of directors (Class II), presently consisting of Peter R. Kent and John Margaritis, will expire in 1998; and the term of office of the third class of directors (Class III), presently consisting of David M. Nussbaum and Roger N. Gladstone, will expire in 1999. In each case, each director will hold office until the next meeting of stockholders at which his/her class of directors is to be elected or until his/her successor is duly appointed and qualified. Roger N. Gladstone is the brother of Robert H. Gladstone and the brother-in-law of David M. Nussbaum. No other family relationships exist between any executive officers or directors of the Company or its subsidiaries.


     The Board of Directors has designated an Audit Committee of the Board of Directors consisting initially of Mr. Roger Gladstone, Mr. John P. Margaritis and Mr. Arnold B. Pollard, which will review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent auditors their final report, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. The Board of Directors has designated a Compensation Committee of the Board of Directors consisting initially of Mr. David M. Nussbaum, Mr. John P. Margaritis and Mr. Arnold B. Pollard, which will review and make recommendations to the Board regarding salaries, compensation and benefits (other than with respect to the 1991 Plan and IC Plan) of executive officers and key employees of the Company, and review any related party transaction on an ongoing basis for potential conflicts of interest. The Board of Directors has also designated an Employee Incentive Committee of the Board of Directors consisting initially of Mr. John P. Margaritis and Mr. Arnold B. Pollard, which will administer and make all decisions with respect to the grant of awards under, the 1991 Plan and IC Plan. The responsibilities of the aforementioned committees will commence upon the consummation of this Offering.


     It is anticipated that Messrs. Margaritis and Pollard will be paid $2,500 per fiscal quarter during their terms as directors.

EXECUTIVE COMPENSATION

     The following table shows the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years ended January 31, 1996, 1995 and 1994, to the Chief Executive Officer of the Company and the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation was $100,000 or greater during the fiscal year ended January 31, 1996 ("Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                    --------------
                                                            ANNUAL COMPENSATION       SECURITIES
                                                FISCAL    ------------------------    UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION                 YEAR       SALARY        BONUS      OPTIONS/SARS   COMPENSATION (1)
- ---------------------------------------------  ---------  -----------  -----------  --------------  ----------------

David M. Nussbaum............................       1996  $   240,000  $   250,000        20,000      $    521,000
  Chairman of the Board and Chief                   1995      240,000       50,000           -0-           482,000
  Executive Officer of the                          1994      163,000          -0-           -0-           811,000
  Company and GKN

Roger N. Gladstone...........................       1996      240,000      250,000        20,000           534,000
  President of the Company and GKN                  1995      240,000       50,000           -0-           505,000
                                                    1994      163,000          -0-           -0-           775,000

Peter R. Kent (2)............................       1996       92,000       85,000        70,000               -0-
  Chief Operating and Financial                     1995          -0-          -0-           -0-               -0-
  Officer of the Company                            1994          -0-          -0-           -0-               -0-
  and GKN

Lester Rosenkrantz (3).......................       1996      150,000       20,000           -0-            19,000
  Executive Vice President of the                   1995      150,000       15,000        25,000            26,000
  Company and GKN                                   1994          -0-          -0-           -0-               -0-

Robert H. Gladstone..........................       1996      240,000      250,000        20,000           549,000
  Executive Vice President of the                   1995      240,000       50,000           -0-           553,000
  Company and GKN                                   1994  $   138,000  $       -0-           -0-      $    829,000

- ---------------

(1) Primarily commissions paid on the brokerage of securities.

(2) Mr. Kent began employment with the Company on July 24, 1995.

(3) Mr. Rosenkrantz began employment with the Company on February 1, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made by the Company during the fiscal year ended January 31, 1996 to each of the Named Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                       NUMBER OF       PERCENT OF
                                      SECURITIES     TOTAL OPTIONS/
                                      UNDERLYING     SARS GRANTED TO   EXERCISE PRICE
                                      OPTION/SARS     EMPLOYEES IN      OR BASE PRICE   EXPIRATION       5%         10%
     NAME                             GRANTED (#)      FISCAL YEAR         ($/SH)          DATE         (1)         (1)
- -----------------------------------  -------------  -----------------  ---------------  -----------  ----------  ----------
David M. Nussbaum..................       20,000(2)          5.42%        $    4.95        1/31/00   $   27,400  $   60,800
  Chairman of the Board and
  Chief Executive Officer
  of the Company and GKN
Roger N. Gladstone.................       20,000(2)          5.42%        $    4.95        1/31/00   $   27,400  $   60,800
  President of the Company
  and GKN
Peter R. Kent......................       70,000(3)         18.98%        $    4.50        7/23/05   $  198,800  $  504,000
  Chief Operating and
  Financial Officer of the
  Company and GKN
Lester Rosenkrantz.................          -0-                0%              -0-         --              -0-         -0-
  Executive Vice President
  of the Company and GKN
Robert H. Gladstone................       20,000(4)          5.42%        $    4.50        1/31/05   $   56,800  $  144,000
  Executive Vice President
  of the Company and GKN

- ---------------

(1) Represents potential realizable value at the indicated assumed annual rates of stock price appreciation for the term of the options.

(2) Options become exercisable in three equal annual installments on December 31, 1996, December 31, 1997, and December 31, 1998.


(3) 44,444 of these options are exercisable. 22,222 become exercisable on July 24, 1997. The remainder become exercisable on July 24, 1998.


(4) Options become exercisable on February 1, 2000. However, in May 1996 these options were converted into 6,666 options which become exercisable in three equal annual installments on December 31, 1996, December 31, 1997, and December 31, 1998. The exercise price and expiration date remain the same.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning the number and value of unexercised options held by each of the Named Officers as of January 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                             FISCAL YEAR-END VALUES

                                                                      NUMBER OF SECURITIES               VALUE OF
                                                      SHARES               UNDERLYING               UNEXERCISED IN-THE-
                                                     ACQUIRED       UNEXERCISED OPTIONS/SARS        MONEY OPTIONS/SARS
                                                        ON         AT FISCAL YEAR-END (#)(1)        FISCAL YEAR-END (2)
                                                     EXERCISE     ----------------------------  ---------------------------
     NAME                                               (#)       EXERCISABLE(3) UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------  -------------  -------------  -------------  ------------  -------------
David M. Nussbaum................................          -0-        250,000         20,000      $1,280,000    $  21,000
  Chairman of the Board and Chief Executive
  Officer of the Company and GKN
Roger N. Gladstone...............................          -0-        250,000         20,000      $1,280,000    $  21,000
  President of the Company and GKN
Peter R. Kent....................................          -0-         22,222         47,778         $33,333    $  71,667
  Chief Operating and Financial Officer of the
  Company and GKN
Lester Rosenkrantz...............................          -0-            -0-         25,000             -0-          -0-
  Executive Vice President of the Company
  and GKN
Robert H. Gladstone..............................          -0-        125,000         20,000        $650,000    $  30,000
  Executive Vice President of the Company
  and GKN

- ---------------

(1) Represents shares issuable upon exercise of options granted under the 1991 Plan. See "Management--1991 Employee Incentive Plan."

(2) Based on the difference between the $6.00 assumed initial offering price of the Shares and the exercise price of the option multiplied by the number of shares of Common Stock subject to the option.

(3) In May 1996, David M. Nussbaum, Roger N. Gladstone and Robert H. Gladstone exercised options to purchase 250,000, 250,000 and 125,000 shares, respectively, at an exercise price of $0.88 per share for David Nussbaum and Roger Gladstone, and $0.80 per share for Robert Gladstone.

EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements, dated as of May 1, 1996, with each of David M. Nussbaum, Roger N. Gladstone and Robert H. Gladstone, which expire on April 30, 1999. The agreements provide for an annual salary of $240,000 to each and the issuance to each of up to 15% of any underwriter warrants issuable to the Company in connection with its corporate finance and investment banking activities. Messrs. Nussbaum, Gladstone and Gladstone each receive payments of 20% of the gross brokerage commissions generated under any of his or each other's customer accounts and they are also entitled to bonuses under the IC Plan, described below. The Company has entered into an employment agreement, dated as of May 1, 1996, with Peter R. Kent, which expires April 30, 1999. The agreement provides for an annual salary of $200,000. Mr. Kent is also entitled to bonuses under the IC Plan. The agreements with Messrs. David Nussbaum, Roger N. Gladstone, Robert H. Gladstone and Peter R. Kent contain non-compete provisions which expire one year after termination of employment. The non-compete provisions prohibit, without the prior written permission of the Company, these persons from being employed by, or rendering services to, or otherwise being associated with, any business anywhere in the world which is directly in competition with the Company or any of its subsidiaries, or otherwise engaging in any such competitive business anywhere in the world for his own account. The Company has entered into an employment agreement, dated as of July 1, 1996, with Lester Rosenkrantz, which expires June 30, 1997. The agreement provides for an annual salary of $157,500, plus commissions earned. Mr. Rosenkrantz is also entitled to bonuses under the IC Plan.


UNDERWRITER WARRANTS

     As discussed under "Employment Agreements" above, each of David M. Nussbaum, Roger N. Gladstone and Robert H. Gladstone are issued up to 15% of the underwriter warrants issuable to GKN in connection with its corporate finance and investment banking activities (prior to May 1996, each were issued between 15% and 20% of such warrants). Generally, the balance of the underwriter warrants (55%) are held by GKN, except that in certain circumstances, up to 20% of the aggregate number of underwriter warrants issued by a client, issued on a particular deal, may be issued to certain GKN employees involved in the transaction.

1996 INCENTIVE COMPENSATION PLAN


     In July 1996, the Company adopted and its stockholders approved the 1996 Incentive Compensation Plan ("IC Plan"). The IC Plan establishes an incentive compensation pool equal to 25% of all pre-tax, pre-incentive compensation profits, once a 10% pre-tax, pre-incentive return on beginning equity has been achieved. The pool will be distributed to executive management and business unit managers on the basis of business unit and individual performance, as determined by the Employee Incentive Committee. In the discretion of the Employee Incentive Committee, approximately 25% of all awards may be paid in "restricted" shares of Common Stock that will not vest, except in limited circumstances, until three years after the date of grant. A total of 1,000,000 shares of Common Stock is currently reserved for issuance under the IC Plan, of which none has been issued as of the date of this Prospectus.


1991 EMPLOYEE INCENTIVE PLAN

     In June 1991, the Company adopted and its stockholders approved the 1991 Plan which, as amended, provides for the issuance of stock, stock options and other stock purchase rights to executive officers and other key employees and consultants who render significant services to the Company and its subsidiaries. The 1991 Plan was adopted to provide the Board of Directors with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal to reward these persons. Under the 1991 Plan, both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options may be granted. Directors of the Company who are not employees of the Company or its subsidiaries are not eligible to receive any awards under the 1991 Plan. The Board of Directors determines the distribution of awards under the 1991 Plan.

     Management believes that, in view of the anticipated expansion of the Company's operations over the next several years, the Company will be faced with an increasing need for additional qualified personnel. The Company believes that its ability to offer employees potential equity ownership through the grant of stock, stock options and other stock purchase rights will enhance the Company's ability to attract and retain qualified personnel, without unnecessarily depleting the Company's cash reserves.

     A total of 5,000,000 shares of Common Stock is currently reserved for issuance under the Plan. At June 30, 1996 there were outstanding options under the 1991 Plan to purchase an aggregate of 998,506 shares, exercisable at an average exercise price of $4.62 per share, of which more than half are held by non-executive officers and other employees of the Company. The Company's executive officers and directors own options to purchase an aggregate of 152,666 shares of Common Stock at exercise prices ranging from $2.20 per share to $6.00 per share, with expiration dates ranging from January 2000 through July 2005.

OTHER OPTIONS AND WARRANTS

     Messrs. Margaritis and Pollard, each of whom will become a director upon the consummation of this Offering, were awarded options to purchase 10,000 shares of Common Stock at a price equal to the per share offering price. These options become exercisable on the day the optionees become directors of the Company and remain exercisable for a period of ten years.

     In connection with the Company's acquisition of Shochet, the Company agreed to issue to the sellers, upon consummation of this Offering, five-year warrants to purchase 25,000 shares of Common Stock at an exercise price equal to the per-share Offering price.

     In February 1996, the Company issued warrants to purchase 80,000 shares of the Company's Common Stock to Mr. Joachim Stahler, the Managing Director of GKN AG, in connection with his employment by GKN AG. These warrants are exercisable until January 30, 2001 at the per-share Offering price.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Restated Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Restated Certificate of Incorporation permits the Company to, and the Company will, indemnify a director and/or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, suit or proceeding, including a derivative action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Company also has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any civil, criminal, administrative or investigative action, suit or proceeding, including a derivative action. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the Shares offered hereby by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock, (ii) each director and director-nominee, (iii) the Chief Executive Officer and each of the Company's next four most highly compensated executive officers whose individual compensation exceeded $100,000 in the fiscal year ended January 31, 1996, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

                                                                                               PERCENTAGE
                                                                          SHARES           BENEFICIALLY OWNED
                                                                       BENEFICIALLY     ------------------------
                                                                       OWNED BEFORE       BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                OFFERING(2)       OFFERING     OFFERING
- ------------------------------------------------------------------  ------------------  -----------  -----------

David M. Nussbaum(3)..............................................        1,226,111(4)        21.7%        15.0%

Roger N. Gladstone(3).............................................        1,226,111(4)        21.7%        15.0%
  c/o GKN Securities Corp.
  433 Plaza Real
  Suite 245
  Boca Raton, Florida 33432

Peter R. Kent.....................................................           44,444(5)       *            *

Lester Rosenkrantz................................................              -0-(6)       *            *

Robert H. Gladstone(3)(7).........................................          452,778(7)         8.0%         5.5%

James I. Krantz...................................................          152,375(8)         2.7%         1.9%
  c/o York International Agency, Inc.
  1 Executive Boulevard
  Yonkers, NY 10701

John P. Margaritis................................................           10,000(9)       *            *
  c/o Ogilvy, Adams & Rinehart
  708 Third Avenue
  New York, NY 10017

Arnold B. Pollard.................................................           10,000(9)       *            *
  c/o Chief Executive Magazine
  733 Third Avenue
  New York, NY 10017

All Executive Officers and Directors (8 persons) (10).............        3,121,819           54.9%        38.1%

- ---------------

* Represents beneficial ownership of less than 1% of the Common Stock.

(1) Unless otherwise indicated, the holders' address is c/o GKN Holding Corp., 61 Broadway, New York, New York 10006.

(2) Each stockholder has sole voting and sole investment power with respect to all shares for which beneficial ownership is shown, except where otherwise indicated.

(3) Roger N. Gladstone and Robert H. Gladstone are brothers. David M. Nussbaum is Roger N. Gladstone's brother-in-law.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(4) Does not include shares issuable upon exercise of options to purchase 20,000 shares at $4.95 per share, which become exercisable in three annual installments commencing December 31, 1996.

(5) Represents shares issuable upon exercise of options at $4.50 per share. Does not include 25,556 shares issuable upon exercise of options exercisable at $4.50 per share, which become exercisable in two annual installments beginning in July 1997.

(6) Does not include 25,000 shares issuable upon exercise of options exercisable at $6.00 per share, which become exercisable in three equal annual installments beginning in January 1997.

(7) Includes 50,000 shares issuable upon exercise of options held by Shawn Gladstone, Robert H. Gladstone's wife, at $2.20 per share. Does not include 2,500 shares issuable upon exercise of other options held by Mrs. Gladstone, which do not become exercisable until December 1996, and options to purchase 6,666 shares at $4.50 per share, which become exercisable in three annual installments commencing December 31, 1996.

(8) Includes 3,125 shares held by Mr. Krantz' wife and 10,000 shares issuable upon exercise of options, 5,000 of which are exercisable at $2.20 per share and 5,000 of which are exercisable at $6.00 per share. Does not include shares issuable upon exercise of options to purchase 1,000 shares at $4.50 per share, which become exercisable February 2000.

(9) Includes 10,000 shares issuable upon exercise of options at $6.00 per share.

(10) Includes the shares subject to options and included in the table, as set forth in footnotes (5), (7), (8), and (9), and excludes those shares indicated in footnotes (4), (5), (6), (7) and (8) as being excluded therefrom.

                              CERTAIN TRANSACTIONS

     In March 1991, the Company agreed to lend to Messrs. David M. Nussbaum, Roger N. Gladstone, James I. Krantz and Jonathan Krantz (James Krantz' brother) up to an aggregate of $250,000 to cover capital calls made on them in their capacity as limited partners of Heather Croft Associates Limited Partnership ("Heather Croft"). All such loans are due and payable three years from the date each loan was made, together with interest at 10% per annum. All such loans had been repaid as of January 31, 1996. Prior to such repayment, the maximum amount outstanding under this arrangement, including accrued interest was $305,000. Messrs. Nussbaum, Gladstone, Krantz and Krantz, in the aggregate, own 66% of the limited partnership interests of Heather Croft. In consideration of the Company agreeing to make the above-described loans, each of Messrs. Nussbaum and Gladstone agreed to pay to the Company, when and as received by him, 25% of any distributions from Heather Croft (other than repayment of indebtedness) over and above his original capital contribution to Heather Croft ("Partner's Profits") and each of James Krantz and Jonathan Krantz agreed to pay 10% of his Partner's Profits to the Company. As of the date hereof, no Partner's Profits have been distributed.

     The Company has purchased and continues to purchase insurance using York International Agency, Inc. ("York") as its agent. James Krantz, a director of the Company, is President and Chief Executive Officer, a director and a stockholder of York. In the years ended January 31, 1994, 1995 and 1996, the Company paid premiums for insurance policies purchased through York (a portion of which amounts are paid by the insurer to York) of $92,000, $114,000 and $98,000, respectively.

     In the fiscal year ended January 31, 1995, the Company loaned Mr. Lester Rosenkrantz, Executive Vice President and a Director of the Company, an aggregate of $99,000. An additional $25,000 loan was made in the year ended January 31, 1996. Mr. Rosenkrantz repaid $10,000 in December 1995 and $20,000 in March 1996, leaving an aggregate outstanding principal balance as of May 31, 1996 of $94,000. These loans are payable without interest and are collateralized through the pledge by Mr. Rosenkrantz of his interest in certain underwriter warrants.

     In March 1995, the Company loaned Mr. Roger Gladstone $200,000, which was repaid by Mr. Gladstone by offset against his salary over a period of ten months, without interest.

     In October 1995, the Company repurchased from the mother of Messrs. Roger and Robert Gladstone an aggregate of 100,000 shares of Common Stock for $200,000, or $2.00 per share. The shares were originally purchased in 1991 at a price of $.80 per share.

     In May 1996, David Nussbaum, Roger Gladstone and Robert Gladstone exercised stock options to purchase 250,000 shares, 250,000 shares and 125,000 shares of Common Stock, respectively, at purchase prices of $.88, $.88 and $.80, respectively, which purchase prices were paid by delivery to the Company of shares of the Company's Common Stock owned by optionholders, valued for this purpose at $4.50 per share.

     In connection with its corporate finance and investment banking activities, GKN is often issued warrants to purchase securities of the issuer for whom its services are rendered ("Underwriter Warrants"). Generally, a portion of the Underwriter Warrants issuable to GKN are issued to its executive officers and, in certain circumstances, to other personnel involved in the transaction (collectively the "Individual Holders"). GKN has, in the past, and may, in the future, purchase Underwriter Warrants from the Individual Holders at a price equal to the market price of the underlying securities less the exercise price of the Underwriter Warrants. Additionally, GKN has, in the past, and may, in the future, lend to the Individual Holders funds to pay the exercise price of the Underwriter Warrants, which loans are repaid, without interest, within a period of no more than two weeks.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock").

COMMON STOCK

     There are currently 5,559,125 shares of Common Stock issued and outstanding (excluding 783,750 shares held in the Company treasury), held of record by 78 stockholders. After completion of this Offering, there will be 8,059,125 shares of Common Stock issued and outstanding.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Upon the closing of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's Amended and Restated Certificate of Incorporation and its By-laws also contain provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect, in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine, a staggered board of directors consisting of three classes, such that after the next annual meeting of stockholders only one class of directors is elected at any one annual meeting of stockholders, and a provision requiring that notification of nominations for directors made by stockholders be furnished to the Company at least 90 days prior to the date of the meeting at which the election of such nominees is to be considered and voted upon by the stockholders of the Company. See "Management."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 8,059,125 shares of Common Stock. All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Act, will be freely transferable without restriction or further registration under the Act.


     All of the shares of Common Stock outstanding prior to the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. Substantially all of the 5,559,125 shares outstanding prior to this Offering will be available for resale in the public market under Rule 144 commencing on the date of this Prospectus; however, all of the officers and directors of the Company have agreed not to sell the shares they currently own (an aggregate of 3,224,250 shares of Common Stock) for a period of fifteen months from the date of this Prospectus without the prior written consent of Pennsylvania Merchant Group Ltd. Holders of the Common Stock which own in the aggregate 4,229,333 shares (including the shares held by all of the officers and directors) and 760,834 shares have agreed not to sell the shares of Common Stock owned by them for a period of fifteen and six months, respectively, from the date of the Prospectus without the consent of Pennsylvania Merchant Group Ltd. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then-outstanding shares of Common Stock (approximately 80,591 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

                                  UNDERWRITING

     Pennsylvania Merchant Group Ltd and GKN (collectively, the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 2,500,000 Shares. Each of Pennsylvania Merchant Group Ltd and GKN has agreed to purchase one-half of the Shares offered hereby. The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel and various other conditions precedent, and that the Underwriters are obligated to purchase all of the Shares offered by this Prospectus (other than the Shares covered by the over-allotment option described below), if any are purchased.

     The Underwriters have advised the Company that they propose to offer the Shares to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in
excess of $            per Share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $            per Share to certain
other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act. The Company has also agreed to pay to the Underwriters an expense allowance on a nonaccountable basis equal to 2% of the gross proceeds derived from the sale of the Shares underwritten (including the sale of any Shares subject to the Underwriters' over-allotment option). The Company also has agreed to pay all expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Underwriters may designate, including fees and expenses of counsel retained for such purposes by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the nonaccountable expense allowance, up to an aggregate of 375,000 additional Shares for the sole purpose of covering over-allotments, if any.

DETERMINATION OF PUBLIC OFFERING PRICE


     Under Schedule E of the By-Laws of the NASD, when a member of the NASD, such as GKN, participates in the public distribution of securities of an "affiliate," such as the Company, the public offering price can be no higher than recommended by a qualified independent underwriter. In accordance with this requirement, Pennsylvania Merchant Group Ltd has agreed to act in such role and to recommend an initial public offering price in compliance with the requirements of Schedule E. Pennsylvania Merchant Group Ltd, in its role as qualified independent underwriter, has participated in the preparation of the Registration Statement of which this Prospectus forms a part and has performed "due diligence" with respect thereto. Pennsylvania Merchant Group Ltd has agreed to undertake the legal responsibilities and liabilities of an underwriter under the Act, specifically including those inherent in Section 11 thereof.


     Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock offered hereby has been determined by negotiation between the Company and Pennsylvania Merchant Group Ltd. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company and its subsidiaries compete, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, market valuations of other companies engaged in activities similar to the Company, the Company's management and the general condition of the securities market at the time of the Offering.

                                 LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for the Company by Graubard Mollen & Miller. Kirkpatrick & Lockhart has acted as counsel for the Underwriters in connection with this Offering. Graubard Mollen & Miller represents GKN, one of the Underwriters, in other matters.

                                    EXPERTS

     The financial statements of the Company as of January 31, 1995 and 1996 and for each of the two years in the period ended January 31, 1996 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the Company for the year ended January 31, 1994 have been included herein in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Act with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

=========================================   ====================================
- -----------------------------------------   ------------------------------------


     NO DEALER, SALESPERSON OR ANY OTHER PERSON
IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE
ANY REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE               2,500,000 SHARES
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE UNDERWRITERS.  THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY SECUR ITY         [GKN LOGO] HOLDING CORP.
OTHER THAN THE SECURITIES OFFERED BY THIS
PROSPECTUS, OR AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY SECURITIES
BY ANYONE IN ANY JURISDICTION IN WHICH SUCH
OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS                COMMON STOCK
UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL
NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF
THIS PROSPECTUS.

      ------------------------

         TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................    3
Risk Factors............................    6             ------------------
Use of Proceeds.........................   12                 PROSPECTUS
Dilution................................   13             ------------------
Capitalization..........................   14
Dividend Policy.........................   14
Selected Financial Data.................   15
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations.................   16
Business................................   24
Management..............................   33
Principal Stockholders..................   41
Certain Transactions....................   42
Description of Capital Stock............   43
Shares Eligible for Future Sale.........   45           PENNSYLVANIA MERCHANT
Underwriting............................   45                GROUP LTD
Legal Matters...........................   46
Experts.................................   46              GKN SECURITIES
Additional Information..................   47
Index to Financial Statements...........  F-1


                            ------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE SHARES OF COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN                     , 1996
THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
=========================================   ====================================
- -----------------------------------------   ------------------------------------

                       GKN HOLDING CORP. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGES
                                                                                                            -----------

Consolidated Statements of Financial Condition as of January 31, 1996 and 1995, and as of April 30, 1996
(Unaudited)...............................................................................................         F-2

Consolidated Statements of Operations for the years ended January 31, 1996, 1995 and 1994, and the three
months ended April 30, 1996 and 1995 (Unaudited)..........................................................         F-3

Consolidated Statements of Changes in Stockholders' Equity for the years ended
  January 31, 1994, 1995 and 1996, and the three months ended April 30, 1996 (Unaudited)..................         F-4

Consolidated Statements of Cash Flows for the years ended January 31, 1996, 1995 and 1994, and the three
months ended April 30, 1996 and 1995 (Unaudited)..........................................................         F-5

Notes to Consolidated Financial Statements................................................................         F-6

Independent Auditors' Report (KPMG Peat Marwick LLP)......................................................        F-13

Independent Auditor's Report (Goldstein Golub Kessler & Company, P.C.)....................................        F-14

                       GKN HOLDING CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                            JANUARY 31,             APRIL 30,
                                                                    ----------------------------
                                                                        1996           1995           1996
                                                                    -------------  -------------  -------------
                                                                                                   (UNAUDITED)
    ASSETS

Cash and cash equivalents.........................................  $   7,873,000  $   3,123,000  $  10,923.000
Due from clearing firm............................................      4,338,000      3,129,000      9,726,000
Commissions receivable............................................        106,000        128,000        152,000
Syndicate fees receivable.........................................        369,000       --               43,000
Securities owned, at market value.................................      8,152,000      5,440,000      5,692,000
Securities owned, not readily marketable, at fair value...........      1,744,000        474,000      1,781,000
Investments, at cost..............................................        292,000       --              160,000
Office furniture, equipment and leasehold improvements
  (net of accumulated depreciation and amortization of $1,027,000,
$690,000 and $1,109,000, respectively)............................        964,000      1,162,000      1,008,000
Goodwill (net of accumulated amortization of $11,000 at January
31, 1996 and $27,000 at April 30, 1996)...........................      1,595,000       --            1,581,000
Loans receivable..................................................      1,435,000      1,566,000        761,000
Income taxes receivable (including deferred taxes of $22,000 at
January 31, 1995).................................................       --              448,000       --
Other assets......................................................        985,000        626,000      1,290,000
                                                                    -------------  -------------  -------------
       Total assets...............................................  $  27,853,000  $  16,096,000  $  33,117,000
                                                                    -------------  -------------  -------------
                                                                    -------------  -------------  -------------
     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Securities sold, not yet purchased, at market value.............  $   4,015,000  $   1,793,000  $   6,167,000
  Commissions payable.............................................      1,992,000      1,204,000      2,649,000
  Deferred compensation...........................................        331,000        144,000        789,000
  Income taxes payable (including deferred taxes of $1,292,000 and
     $940,000 at January 31, 1996
     and April 30, 1996)..........................................      1,610,000       --            3,048,000
  Accrued expenses and other liabilities..........................      4,195,000      1,198,000      2,695,000
                                                                    -------------  -------------  -------------
                                                                       12,143,000      4,339,000     15,348,000
  Liability subordinated to the claims of general creditors.......        934,000       --              868,000
                                                                    -------------  -------------  -------------
       Total liabilities..........................................     13,077,000      4,339,000     16,216,000
                                                                    -------------  -------------  -------------
Stockholders' equity:
  Series A preferred stock $.10 par value; 5,000,000 shares
     authorized, 1,000 shares issued and outstanding at January
31, 1995 (liquidation value $1 per share).........................       --             --             --
  Common stock, $.0001 par value; 35,000,000 shares authorized,
     5,397,875, 5,397,875 and 5,602,875 shares issued,
     respectively, and 4,885,375, 5,110,375 and 5,054,125 shares
outstanding, respectively.........................................          1,000          1,000          1,000
  Additional paid-in capital......................................      3,487,000      3,487,000      3,487,000
  Retained earnings...............................................     11,918,000      8,449,000     14,164,000
  Cumulative translation adjustment...............................       --             --              (18,000)
                                                                    -------------  -------------  -------------
                                                                       15,406,000     11,937,000     17,634,000
  Less treasury stock--at cost; 512,500, 287,500 and 548,750
shares, respectively..............................................       (630,000)      (180,000)      (733,000)
                                                                    -------------  -------------  -------------
       Total stockholders' equity.................................     14,776,000     11,757,000     16,901,000
                                                                    -------------  -------------  -------------
       Total liabilities and stockholders' equity.................  $  27,853,000  $  16,096,000  $  33,117,000
                                                                    -------------  -------------  -------------
                                                                    -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                       GKN HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED JANUARY 31,                        APRIL 30,
                                   ----------------------------------------------  -----------------------------
                                        1996            1995            1994            1996           1995
                                   --------------  --------------  --------------  --------------  -------------
                                                                                            (UNAUDITED)
Revenues:
  Commissions....................  $   30,418,000  $   21,804,000  $   19,803,000  $   12,068,000  $   5,268,000
  Investment banking.............       6,003,000       9,607,000      10,027,000       3,413,000      1,431,000
  Principal transactions.........       5,683,000         433,000       2,739,000       2,477,000        266,000
  Interest.......................         717,000         262,000         203,000         337,000        126,000
  Other..........................         198,000         304,000         184,000         149,000         66,000
                                   --------------  --------------  --------------  --------------  -------------
       Total revenues............      43,019,000      32,410,000      32,956,000      18,444,000      7,157,000
                                   --------------  --------------  --------------  --------------  -------------
Expenses:
  Compensation and benefits......      27,121,000      22,856,000      18,819,000      10,728,000      5,241,000
  Communications.................       2,631,000       2,563,000       1,990,000         839,000        619,000
  Brokerage, clearing and
exchange fees....................       1,350,000         908,000         695,000         631,000        267,000
  Occupancy and equipment........       2,180,000       1,711,000       1,260,000         655,000        519,000
  Business development...........         851,000         780,000         702,000         273,000        208,000
  Professional fees..............         703,000       1,251,000         917,000         733,000        237,000
  Other..........................       1,896,000       1,447,000       1,151,000         590,000        435,000
                                   --------------  --------------  --------------  --------------  -------------
       Total expenses............      36,732,000      31,516,000      25,534,000      14,449,000      7,526,000
                                   --------------  --------------  --------------  --------------  -------------
          Income (loss) before
             provision (benefit)
             for income taxes....       6,287,000         894,000       7,422,000       3,995,000       (369,000)
                                   --------------  --------------  --------------  --------------  -------------
Income tax expense (benefit):
  Current........................       1,612,000         747,000       3,262,000       2,101,000       (117,000)
  Deferred.......................       1,206,000        (234,000)        154,000        (352,000)         4,000
                                   --------------  --------------  --------------  --------------  -------------
       Provision (benefit) for
income taxes.....................       2,818,000         513,000       3,416,000       1,749,000       (113,000)
                                   --------------  --------------  --------------  --------------  -------------
          Net income (loss)......  $    3,469,000  $      381,000  $    4,006,000  $    2,246,000  $    (256,000)
                                   --------------  --------------  --------------  --------------  -------------
                                   --------------  --------------  --------------  --------------  -------------
Income (loss) per common
share*...........................  $          .61  $          .07  $          .72  $          .40  $        (.04)
                                   --------------  --------------  --------------  --------------  -------------
                                   --------------  --------------  --------------  --------------  -------------
Weighted average common shares
outstanding......................       5,729,360       5,694,966       5,529,684       5,638,260      5,784,300
                                   --------------  --------------  --------------  --------------  -------------
                                   --------------  --------------  --------------  --------------  -------------

- ---------------

* Represents primary earnings per share. The difference between primary and fully diluted earnings per share is not material.

          See accompanying notes to consolidated financial statements.

                       GKN HOLDING CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  YEARS ENDED JANUARY 31, 1994, 1995 AND 1996 AND THREE MONTHS ENDED APRIL 30,
                                1996 (UNAUDITED)



                                                                                                                      TREASURY


                               COMMON STOCK          PREFERRED STOCK       ADDITIONAL                    CUMULATIVE     STOCK
                          ----------------------  ----------------------     PAID-IN        RETAINED     TRANSLATION  ---------
                            SHARES      AMOUNT     SHARES      AMOUNT        CAPITAL        EARNINGS     ADJUSTMENT    SHARES
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------


Balance at January 31,
1993....................    5,241,000  $   1,000      1,000   $  --       $   3,327,000  $    4,062,000   $  --         287,500
Net income..............      --          --         --          --            --             4,006,000      --          --
Stock issued............       10,000     --         --          --              60,000        --            --          --
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------
Balance at January 31,
1994....................    5,251,000      1,000      1,000      --           3,387,000       8,068,000      --         287,500
Net income..............      --          --         --          --            --               381,000      --          --
Stock issued in
  conversion of
subordinated debt.......      162,500     --         --          --             162,000        --            --          --
Retirement of shares
issued..................      (15,625)    --         --          --             (62,000)       --            --          --
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------
Balance at January 31,
1995....................    5,397,875      1,000      1,000      --           3,487,000       8,449,000      --         287,500
Net income..............      --          --         --          --            --             3,469,000      --          --
Expiration of preferred
shares..................      --          --         (1,000)     --            --              --            --          --
Purchase of treasury
shares..................      --          --         --          --            --              --            --         225,000
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------
Balance at January 31,
1996....................    5,397,875      1,000     --          --           3,487,000      11,918,000      --         512,500
Net income..............      --          --         --          --            --             2,246,000      --          --
Stock issued............      205,000     --         --          --             342,000        --            --          --
Subscription
receivable..............      --          --         --          --            (121,000)       --            --          --
Notes receivable........      --          --         --          --            (221,000)       --            --          --
Purchase of treasury
shares..................      --          --         --          --            --              --            --          36,250
Translation
adjustment..............      --          --         --          --            --              --           (18,000)     --
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------
Balance at April 30,
1996....................    5,602,875  $   1,000     --       $  --       $   3,487,000  $   14,164,000   $ (18,000)    548,750
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------
                          -----------  ---------  ---------  -----------  -------------  --------------  -----------  ---------






                             AMOUNT         TOTAL
                          ------------  --------------

Balance at January 31,
1993....................  $   (180,000) $    7,210,000
Net income..............       --            4,006,000
Stock issued............       --               60,000
                          ------------  --------------
Balance at January 31,
1994....................      (180,000)     11,276,000
Net income..............       --              381,000
Stock issued in
  conversion of
subordinated debt.......       --              162,000
Retirement of shares
issued..................       --              (62,000)
                          ------------  --------------
Balance at January 31,
1995....................      (180,000)     11,757,000
Net income..............       --            3,469,000
Expiration of preferred
shares..................       --             --
Purchase of treasury
shares..................      (450,000)       (450,000)
                          ------------  --------------
Balance at January 31,
1996....................      (630,000)     14,776,000
Net income..............       --            2,246,000
Stock issued............       --              342,000
Subscription
receivable..............       --             (121,000)
Notes receivable........       --             (221,000)
Purchase of treasury
shares..................      (103,000)       (103,000)
Translation
adjustment..............       --              (18,000)
                          ------------  --------------
Balance at April 30,
1996....................  $   (733,000) $   16,901,000
                          ------------  --------------
                          ------------  --------------




          See accompanying notes to consolidated financial statements.

                       GKN HOLDING CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  THREE MONTHS ENDED
                                                           YEAR ENDED JANUARY 31,                      APRIL 30,
                                                 -------------------------------------------  ---------------------------
                                                     1996           1995           1994           1996           1995
                                                 -------------  -------------  -------------  -------------  ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $   3,469,000  $     381,000  $   4,006,000  $   2,246,000  $   (256,000)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Deferred taxes.............................      1,206,000       (234,000)       154,000       (352,000)        4,000
    Depreciation...............................        138,000        287,000        189,000         68,000        33,000
    Amortization...............................        277,000       --             --               64,000        56,000
                                                 -------------  -------------  -------------  -------------  ------------
                                                     5,090,000        434,000      4,349,000      2,026.000      (163,000)
  (Increase) decrease in operating assets:
    Securities purchased under agreements to
resell.........................................       --            3,057,000     (3,057,000)      --             --
    Due from clearing firm.....................     (1,209,000)       404,000      1,888,000     (5,388,000)      543,000
    Commissions receivable.....................         22,000        (20,000)      --              (46,000)      (17,000)
    Syndicate fees receivable..................       (369,000)      --             --              326,000       --
    Securities owned, at market value..........     (2,712,000)    (1,867,000)      (303,000)     2,460,000     3,155,000
    Securities owned, not readily marketable...     (1,270,000)       277,000       (550,000)       (37,000)     (127,000)
    Investments................................       (292,000)      --             --              132,000       --
    Loans receivable...........................        131,000     (1,205,000)      --              674,000      (460,000)
    Income taxes receivable....................        448,000       (448,000)      --             --             448,000
    Other assets...............................       (359,000)       387,000       (645,000)      (305,000)     (754,000)
  Increase (decrease) in operating liabilities:
    Securities sold, not yet purchased.........      2,222,000        171,000     (1,993,000)     2,152,000      (137,000)
    Commissions payable........................        788,000        178,000        156,000        657,000      (306,000)
    Deferred compensation......................        187,000        (27,000)      --              458,000       684,000
    Income taxes payable.......................        (17,000)       136,000         85,000      1,790,000        (4,000)
    Accrued expenses and other liabilities.....      3,418,000       (568,000)       598,000     (1,500,000)     (585,000)
    Translation adjustment.....................       --             --             --              (18,000)      --
                                                 -------------  -------------  -------------  -------------  ------------
       Net cash provided by operating
activities.....................................      6,078,000        909,000        528,000      3,381,000     2,277,000
                                                 -------------  -------------  -------------  -------------  ------------
Cash flows from investing activities:
  Purchase of office furniture, equipment and
leasehold improvements.........................       (206,000)      (646,000)      (380,000)      (162,000)      (42,000)
  Goodwill resulting from acquisition..........     (1,606,000)      --             --             --             --
                                                 -------------  -------------  -------------  -------------  ------------
       Net cash used in investing activities...     (1,812,000)      (646,000)      (380,000)      (162,000)      (42,000)
                                                 -------------  -------------  -------------  -------------  ------------
Cash flows from financing activities:
  Issuance (retirement) of common shares.......       --              (62,000)        60,000       --             --
  Purchase of treasury stock...................       (450,000)      --             --             (103,000)      --
  Issuance in subordinated debt................        934,000       --             --             --             --
  Repayment of subordinated debt...............       --             --             --              (66,000)      --
                                                 -------------  -------------  -------------  -------------  ------------
       Net cash provided by (used) in financing
activities.....................................        484,000        (62,000)        60,000       (169,000)      --
                                                 -------------  -------------  -------------  -------------  ------------
           Net increase in cash and cash
equivalents....................................      4,750,000        201,000        208,000      3,050,000     2,235,000
Cash and cash equivalents at beginning of
period.........................................      3,123,000      2,922,000      2,714,000      7,873,000     3,123,000
                                                 -------------  -------------  -------------  -------------  ------------
Cash and cash equivalents at end of period.....  $   7,873,000  $   3,123,000  $   2,922,000  $  10,923,000  $  5,358,000
                                                 -------------  -------------  -------------  -------------  ------------
                                                 -------------  -------------  -------------  -------------  ------------
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for income
taxes..........................................  $     900,000  $   1,456,000  $   2,837,000  $   1,551,000  $    --
                                                 -------------  -------------  -------------  -------------  ------------
                                                 -------------  -------------  -------------  -------------  ------------
  Cash paid during the period for interest.....  $    --        $    --        $      25,000  $      17,000  $    --
                                                 -------------  -------------  -------------  -------------  ------------
                                                 -------------  -------------  -------------  -------------  ------------
Non cash financing activities:
  Conversion of subordinated notes to common
shares.........................................  $    --        $     162,000  $    --        $    --        $    --
                                                 -------------  -------------  -------------  -------------  ------------
                                                 -------------  -------------  -------------  -------------  ------------

          See accompanying notes to consolidated financial statements.

                       GKN HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION AS OF APRIL 30, 1996 AND FOR THE THREE MONTHS
                  ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

(1) ORGANIZATION AND BUSINESS

     GKN Holding Corp. and subsidiaries (the "Company") are primarily engaged in securities brokerage, investment banking and trading. The Company's principal wholly owned subsidiaries, GKN Securities Corp. ("GKN Securities") and Shochet Securities, Inc. ("Shochet"), are both broker-dealers registered with the Securities and Exchange Commission. Through its broker-dealer subsidiaries, the Company executes principal and agency transactions, makes markets in over-the-counter securities and performs underwriting and investment banking services. GKN Securities' and Shochet's customers are located throughout the United States. Both companies execute and clear all customer transactions with the same unaffiliated broker-dealer on a fully disclosed basis. As discussed in note 12, Shochet was acquired at the close of business, November 30, 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of GKN Holding Corp. and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. These consolidated financial statements reflect, in the opinion of management, all adjustments (consisting of normal, recurring accruals) necessary for a fair presentation of the consolidated financial position of the Company.

     The Company records securities transactions, including due from clearing firm, income from security transactions and commission revenue and expense on a trade-date basis.

     Securities owned and securities sold, not yet purchased, principally comprised of equities, are stated at quoted market values. Securities owned, not readily marketable, principally comprised of warrants, are carried at management's estimate of fair value based on a percentage of the market value of the underlying securities. Changes in unrealized appreciation (depreciation) arising from fluctuations in market value or upon realization of security positions are reflected in the statements of operations. Included in revenues from principal transactions is unrealized appreciation (depreciation) of $3,130,000, ($250,000) and $472,000 for the years ended January 31, 1996, 1995 and 1994, respectively, and ($816,000) and $64,000 for the quarters ended April 30, 1996 and 1995, respectively.

     Investment banking revenues from management fees and underwriting fees are recognized on a trade-date basis. Advisory fee revenues are recorded when services are substantially completed and the revenues are reasonably determinable.

     Primary income per common share is calculated based on the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options. All assumed exercises of the outstanding stock options were done using the treasury stock method.

     Investments primarily represent the Company's investment in limited partnerships which are shown at cost.

     Office furniture and equipment is depreciated using the modified accelerated cost recovery method over their estimated useful lives. Leasehold improvements are amortized over the terms of the applicable leases or the useful lives of the assets, whichever is less. Goodwill, representing the difference

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) between the purchase price of Shochet and the underlying net assets at the date of acquisition, is amortized over 25 years on a straight-line basis.

     For purposes of the consolidated statements of cash flows, the Company considers all demand deposits held in banks and highly liquid investments with maturities of 90 days or less to be cash equivalents.

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior year financial statements to conform to the 1996 presentation.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock Based Compensation, in October, 1995. The adoption of FAS 123, which will become effective for fiscal years beginning after December 15, 1995, would not have a material effect on the Company's consolidated financial statements.

(3) DUE FROM CLEARING FIRM

     The clearing and depository operations for brokerage transactions are provided by an unaffiliated broker-dealer. At January 31, 1996 and 1995, substantially all of the securities owned, securities sold, not yet purchased, and the amount due from the clearing firm reflected in the consolidated statements of financial condition are positions with and amounts due from this firm.

     The Company's broker-dealer subsidiaries have agreed to indemnify its clearing firm for losses that the clearing firm may sustain from the customer accounts introduced by the broker-dealers. As of January 31, 1996 and 1995, substantially all of the amounts owed to the clearing firm by these customers are collateralized by securities owned by the customers.

(4) RELATED PARTY TRANSACTIONS

     Included in loans receivable, at January 31, 1996 and 1995, and at April 30, 1996, are amounts due from officers of the Company amounting to approximately $198,000, $186,000 and $94,000, respectively. At January 31, 1996 and 1995, and at April 30, 1996, $557,000, $939,000 and $382,000, respectively, included in loans receivable represent payments made to brokers in anticipation of these brokers generating commission revenue in accordance with the loan agreement over the life of the agreement. Until the specified amount of commission revenue is generated, the broker is liable to the Company for all amounts advanced to the broker. These advances are not collateralized, nor do they bear interest. All amounts are amortized on a monthly basis over the time period specified in the agreement. At January 31, 1996 advances were being amortized over a period of five months to three years.

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) NET CAPITAL REQUIREMENTS

     The broker-dealers are subject to the Securities and Exchange Commission's Uniform Net Capital Rule 15c3-1 (the "Rule"), which requires the maintenance of minimum net capital.

     GKN Securities has elected to compute its net capital using the alternative method permitted by the Rule, which requires that GKN Securities maintain minimum net capital, as defined, to be greater than or equal to $250,000. At January 31, 1996, GKN Securities had net capital of $9,407,000, which was $9,157,000 in excess of required net capital of $250,000. At January 31, 1995, GKN Securities had net capital of $4,327,000, which was $4,077,000 in excess of required net capital of $250,000. At April 30, 1996, GKN Securities had net capital of $10,807,000, which was $10,557,000 in excess of required net capital of $250,000.

     Shochet has elected to compute net capital under the standard aggregate indebtedness method permitted by the Rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. At January 31, 1996, Shochet had net capital of $314,000 and a net capital requirement of $100,000. Shochet's net capital ratio at January 31, 1996 was 1.4 to 1.

(6) COMMITMENTS AND CONTINGENCIES

     The Company is obligated under noncancelable leases or subleases for office facilities. The leases are subject to escalations for the Company's share of increases in operating costs. Rent expense included in occupancy and equipment expense for the years ended January 31, 1996, 1995 and 1994, and for the three months ended April 30, 1996 and 1995, totaled $1,218,000, $977,000, $752,000,
$362,000 and $319,000, respectively.

     The future aggregate minimum rental commitments under these leases are as follows:

YEAR ENDING JANUARY 31,                                                            AMOUNT
- ------------------------------------------------------------------------------  -------------
1997..........................................................................  $   1,146,000
1998..........................................................................      1,089,000
1999..........................................................................        482,000
2000..........................................................................        243,000
2001..........................................................................        127,000
Thereafter....................................................................        506,000
                                                                                -------------
                                                                                $   3,593,000
                                                                                -------------
                                                                                -------------

     Various legal proceedings are pending against the broker-dealers. Management believes that, other than as reflected in the consolidated financial statements, the aggregate liability resulting from these proceedings will not be material.

(7) STOCKHOLDERS' EQUITY

     Effective May 31, 1994, the Company approved a 1-for-2 reverse stock split of its common stock (the "Reverse Split") and amended and restated the Certificate of Incorporation to effect such Reverse Split and to reduce the number of authorized shares to 40,000,000, consisting of 35,000,000 shares of common stock, $.0001 par value ("Common Stock") and 5,000,000 shares of preferred stock, $.10 par value ("Preferred Stock"). All references in the consolidated financial statements and related notes to

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(7) STOCKHOLDERS' EQUITY--(CONTINUED)
number of shares and exercise, conversion and purchase prices have been restated to reflect the Reverse Split on a retroactive basis.

     The 1991 Employee Incentive Plan of the Company (the "Incentive Plan") currently provides for the granting of up to 5,000,000 shares of common stock by the Board of Directors, at its discretion, in the form of incentive stock rights, stock options, stock appreciation rights, limited stock appreciation rights or the sale of shares of common stock pursuant to restricted stock purchase agreements (collectively such rights, options and shares are referred to herein as "Awards"). Stock options granted under the Incentive Plan may qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended. Awards may be granted to executive officers, employees and consultants of the Company and its subsidiaries.

     The exercise price of all stock options granted under the Incentive Plan is determined by the Board of Directors of the Company at the time of grant. However, the exercise price of all Incentive Stock Options granted under the Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant or, in the case of Incentive Stock Options granted to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of such shares on the date of the grant. In the case of other options granted under the Incentive Plan, the exercise price must be at least equal to 65% of the fair market value of the common stock on the date of grant. The maximum exercise period for which options may be granted under the Incentive Plan is ten years from the date of grant for Incentive Stock Options (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's common stock) and 13 years for other options. At January 31, 1996, the Company had 1,896,673 stock options outstanding, of which 1,813,173 are Incentive Stock Options and 83,500 are nonqualified stock options. At January 31, 1995, the Company had 1,662,086 stock options outstanding, of which 1,579,586 are Incentive Stock Options and 82,500 are nonqualified stock options.

     The following table summarizes activity in the Company' s stock options:

                                                                  NUMBER OF   EXERCISE PRICE
                                                                   SHARES       PER SHARE
                                                                 -----------  --------------
Balance at January 31, 1994....................................    1,814,249  $    .80-$6.00
Options granted during the year................................      105,000      $6.00
Options canceled during the year...............................     (257,163) $   2.20-$6.00
                                                                 -----------
Balance at January 31, 1995....................................    1,662,086  $    .80-$6.00
Options granted during the year................................      368,825  $   2.00-$2.30
Options canceled during the year...............................     (134,238) $   2.20-$6.00
                                                                 -----------
Balance at January 31, 1996....................................    1,896,673  $    .80-$6.00
                                                                 -----------
                                                                 -----------

     Note 13, Subsequent Events, discusses a subsequent event related to the change in terms of certain options previously granted.

     At January 31, 1995, the Company had outstanding 1,000 shares of Preferred Stock designated as Series A Preferred Stock, which were held by the two largest common stockholders of the Company, and are entitled to one vote per share. All of the shares of Series A Preferred Stock expired on October 4, 1995.

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) INCOME TAXES

     The Company files consolidated Federal income tax returns and combined New York State and New York City income tax returns.

     The deferred income tax asset of $22,000 at January 31, 1995, included in income taxes receivable, principally results from depreciation expense. No valuation allowance was recorded as management has established a plan by which the Company will be able to utilize the deferred tax asset. The deferred tax liability of $1,292,000 and $940,000 at January 31, 1996 and April 30, 1996,
included in income taxes payable, results primarily from unrealized gains on securities.

     The provision for income taxes consists of:

                                                                             1996          1995          1994
                                                                         -------------  -----------  -------------
Current:
     Federal...........................................................  $   1,110,000  $   492,000  $   2,011,000
     State and local...................................................        502,000      255,000      1,251,000
                                                                         -------------  -----------  -------------
          Total current................................................      1,612,000      747,000      3,262,000
Deferred tax expense (benefit).........................................      1,206,000     (234,000)       154,000
                                                                         -------------  -----------  -------------
          Total........................................................  $   2,818,000  $   513,000  $   3,416,000
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------

     The difference between income taxes computed at the statutory Federal rate of 34% for the years ended January 31, 1996, 1995 and 1994 and the provision for income taxes relates to the following:

                                                        1996                        1995                        1994
                                             ---------------------------  -------------------------  ---------------------------
                                                              PERCENT                    PERCENT                      PERCENT
                                                            OF PRE-TAX                 OF PRE-TAX                   OF PRE-TAX
                                                AMOUNT        INCOME        AMOUNT       INCOME         AMOUNT        INCOME
                                             ------------  -------------  ----------  -------------  ------------  -------------
Provision at Federal statutory rate........  $  2,138,000          34%    $  304,000          34%    $  2,523,000          34%
State income taxes, net of Federal income
tax benefit................................       326,000            5       166,000           18         853,000           11
Other......................................       354,000            6        43,000            5          40,000            1
                                             ------------        -----    ----------        -----    ------------        -----
          Total............................  $  2,818,000          45%    $  513,000          57%    $  3,416,000          46%
                                             ------------        -----    ----------        -----    ------------        -----
                                             ------------        -----    ----------        -----    ------------        -----

(9) CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISKS

     In the normal course of business, the broker-dealers execute securities transactions on behalf of customers through a clearing broker. The execution of these transactions includes the purchase and sale (including "short sales") of securities. These activities may expose the Company to off-balance-sheet risk in the event the customer is unable to fulfill its contractual obligations and margin requirements are not sufficient to fully cover losses. In these situations, the Company may be required to purchase or sell financial instruments at prevailing market prices which may not fully cover the obligations of its customers. Subsequent market fluctuations may require purchasing the securities sold, not yet purchased, at prices that differ from the market value that is reflected on the statements of financial condition. The Company limits its risk by requiring customers to maintain margin collateral that is in compliance with regulatory and internal guidelines and by making credit inquiries when establishing customer relationships.

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(9) CONCENTRATION OF CREDIT RISK AND OFF-BALANCE-SHEET RISKS--(CONTINUED) Additionally, securities sold, not yet purchased, expose the broker-dealers to off-balance-sheet market risk, in that subsequent market fluctuations may require purchasing the securities at prices which differ from the market value reflected in the consolidated statements of financial condition.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, which requires that all entities disclose the fair value of financial instruments, as defined, for both assets and liabilities recognized and not recognized in the statement of financial condition. Virtually all of the Company's financial instruments, as defined, are carried at, or approximate, fair value because of their short-term nature. Fair value for these financial instruments is based on quoted market prices for similar financial instruments.

(11) 401(K) PLAN

     The Company, excluding Shochet, is covered under the GKN Securities Corp. 401(k) Plan (the "Plan"). Under the provisions of the Plan, all covered employees who have attained the age of 21 are eligible to participate in the plan after one full year of employment. Contributions to the Plan by employees are determined based on an elected percentage of annual compensation, subject to an annual limit prescribed by the Internal Revenue Service. GKN Securities may make contributions on behalf of the employees, which are determined on an annual basis, but in no event can such contributions exceed 1% of a participant's annual compensation or 25% of the elected deferral, as defined, of a participant. GKN Securities has reserved the right to terminate the Plan at its discretion. For the years ended January 31, 1996, 1995 and 1994 and for the three months ended April 30, 1996 and 1995, GKN Securities made contributions of approximately $62,000, $31,000, $20,000, $16,000 and $15,000 to the Plan,
respectively.

(12) ACQUISITION OF SHOCHET

     As of the close of business, November 30, 1995, the Company acquired 100% of the issued and outstanding shares of Shochet for approximately $2,099,000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the Company's results of operations include the results of Shochet from the acquisition date. The Company recognized $1,605,000 of goodwill in connection with the acquisition, which will be amortized on a straight line basis over 25 years.

     In connection with the purchase of Shochet, the Company has signed a 7% $1,000,000 subordinated note due in three years. Payments are made quarterly. The estimated fair value of the subordinated note is $934,000 and $868,000 at January 31, 1996 and April 30, 1996, respectively.

     Pro forma information with respect to this acquisition has not been presented in the accompanying consolidated financial statements as it would not differ materially from historical information.

                       GKN HOLDING CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) SUBSEQUENT EVENTS

Commitments and Contingencies

     The Company has entered into employment arrangements with three officers of the Company who are also stockholders of the Company. These arrangements provide for annual salaries and bonuses at the discretion of the Board of Directors, up to 18% each of the stock purchase warrants or options that may be issued to GKN Securities in connection with any public offering and private placement or other transactions, as well as certain other benefits. In May 1996, the percentage was changed to 15%.

Stockholders' Equity

     In May 1996, the Board of Directors set the exercise price of options granted during the year ended January 31, 1996 at $4.50 per share.

     At April 30, 1996, the Company had 1,758,673 stock options outstanding, of which 1,675,173 are Incentive Stock Options and 83,500 are nonqualified stock options.

     During May 1996, the Company offered certain of its option holders the opportunity to swap their options for new options. Option holders could receive one new option for every two or three options exchanged, depending upon the original grant date. The new options have accelerated vesting dates and strike prices equal to the estimated fair value of $4.50 at April 30, 1996.

     During May 1996, 625,000 options were exercised by certain of the firm's principals. 120,000 shares of previously owned stock were delivered as payment for the option exercise. The shares accepted as payment were valued at $4.50 per share.

     The following table summarizes activity in the Company's stock options during the first quarter of fiscal year 1997 and to May 28, 1996, the last day of the option swap offer:

                                                                  NUMBER OF   EXERCISE PRICE
                                                                   SHARES       PER SHARE
                                                                 -----------  --------------
Balance at January 31, 1996....................................    1,896,673  $    .80-$6.00

Options granted during the period..............................      --
Options canceled during the period.............................      (13,000) $   2.20-$6.00
Options exercised during the period............................     (125,000)      $.80
                                                                 -----------
Balance at April 30, 1996......................................    1,758,673  $    .80-$6.00

Options granted during the period..............................      184,845      $4.50
Options canceled during the period.............................     (444,380) $   4.50-$6.00
Options exercised during the period............................     (625,000) $    .80-$ .88
                                                                 -----------
Balance at May 28, 1996........................................      874,138  $   2.20-$6.00
                                                                 -----------
                                                                 -----------

401(k) Plan

     On May 1, 1996, the Shochet 401(k) Plan merged into the GKN Securities Corp. 401(k) Plan. All account balances of former participants in the Shochet 401(k) Plan were transferred into the GKN Securities Corp. 401(k) Plan.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
GKN Holding Corp.:

     We have audited the accompanying consolidated statements of financial condition of GKN Holding Corp. and subsidiaries as of January 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended January 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended January 31, 1994 were audited by other auditors whose report thereon dated March 29, 1994 expressed an unqualified opinion on those financial statements. A copy of the report of the other auditors is attached hereto.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GKN Holding Corp. and subsidiaries as of January 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the two-year period ended January 31, 1996 in conformity with generally accepted accounting principles.



                                          /s/ KPMG Peat Marwick LLP


New York, New York
April 12, 1996,
except as to Note 13, which is
as of May 28, 1996

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
GKN Holding Corp.

     We have audited the accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of GKN Holding Corp. and Subsidiaries for the year ended January 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GKN Holding Corp. and Subsidiaries for the year ended January 31, 1994 in conformity with generally accepted accounting principles.

                                    /S/ GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.


New York, New York
March 29, 1994

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by it in connection with the offering described in this registration statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

                                         EXHIBIT NO.
- ---------------------------------------------------------------------------------------------
SEC registration fee.........................................................  $     4,124.14
NASD filing fee..............................................................        1,696.00
Printing and engraving expenses..............................................       75,000.00
Accounting fees and expenses.................................................       90,000.00
Legal fees and expenses (including Blue Sky).................................      185,000.00
Miscellaneous................................................................       44,179.86
                                                                               --------------
       Total.................................................................  $   400,000.00
                                                                               --------------
                                                                               --------------

- ---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for damages arising out of certain alleged breaches of the directors' duty to the corporation.

     The Registrant's Restated Certificate of Incorporation also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Section 145 of the DGCL. Section 145(a) of the DGCL provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor ... [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper."

     The Company also has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorney's fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any civil, criminal, administrative or investigative action, suit or proceeding, including any derivative action. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be enforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to the public policy.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the following securities were issued by the Registrant without registration under the Securities Act:

     From February 1, 1993 to April 30, 1996, the Registrant, in the usual course of its business, issued options to purchase 948,243 shares of its Common Stock to its employees and consultants under its 1991 Employee Incentive Plan at prices ranging from $4.50 to $6.00 per share. A number of such options were terminated and in May 1996, the Registrant offered employees the opportunity to convert their options into options for a fewer number of shares, but with lower exercise prices and/or shorter vesting periods. As a result of such offer, the aggregate number of outstanding options under the Plan decreased (after giving effect to the exercises described below) from 1,758,673 (the aggregate amount of shares, subject to options issued since inception of the plan) to 866,388. In May and June 1996, additional options to purchase 145,000 shares were granted to employees in the usual course of business at exercise prices of $4.50 per share and options to purchase 12,882 shares were forfeited by terminated employees. At June 30, 1996, options to purchase 998,506 shares of Common Stock were outstanding. The exemptions claimed for these issuances are Rule 701 and Section 3(a)(9) of the Securities Act. Rule 701 of the Securities Act provides an exemption for offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation. Four conditions must be satisfied in order to claim the Rule 701 exemption, (1) the issuer cannot be a reporting or investment company, (2) the securities were issued pursuant to the terms of (a) a written compensatory benefit plan, or (b) a written contract, (3) offerees and purchasers must be an employee, officer, director, partner, consultant or advisor of the Company, and (4) the aggregate amount of securities offered and sold during any twelve-month period pursuant to Rule 701 is a minimum of $500,000 and a maximum of $5,000,000. Section 3(a)(9) of the Securities Act exempts from the registration requirements any security that a company exchanges voluntarily and exclusively for its outstanding securities--with no commission or other remuneration for soliciting such an exchange.

     In February 1993, the Registrant issued 10,000 shares of Common Stock pursuant to a private offering in the aggregate amount of $60,000. In June 1994, the Registrant issued 162,500 shares of Common Stock in the conversion of $162,500 of subordinated debt. The exemptions claimed for this issuance is
Section 4(2) under the Securities Act and Regulation D promulgated under the Securities

Act. Section 4(2) provides an exemption from the registration requirements of the Securities Act for "private" offerings. Specific objective criteria for determining whether an offering is "private" and therefore outside the registration requirements of the Securities Act, includes, whether the number of purchasers in the transaction are limited, a prohibition against general solicitation or general advertising and whether the purchaser or purchaser's representative has a certain level of financial and business sophistication. Regulation D promulgated under the Securities Act provides an exemption for private offerings. There are several general conditions that apply to all offers and sales effected pursuant to Regulation D, including, availability of information, prohibition against general solicitation and general advertising and limitation on resale. Regulation D provides an exemption for limited offers and sales of securities (1) not exceeding an annual aggregate amount of $1 million, (2) to a limited number of people in an aggregate amount not exceeding $5 million, and (3) in an unlimited amount to an unlimited number of accredited investors (as such term is defined in Rule 501 of Regulation D) and a limited number of nonaccredited investors.

     In connection with Registrant's acquisition of Shochet in November 1995, Registrant agreed to issue to the sellers of the Shochet business, upon consummation of this Offering, five-year warrants to purchase 25,000 shares of Common Stock at an exercise price equal to the per-share offering price. The exemption claimed for this issuance was Section 4(2) of the Securities Act.

     In January 1996, in connection with Mr. Joachim Stahler's employment with the Registrant, the Registrant agreed to sell 80,000 shares of Common Stock to Mr. Joachim Stahler, the Managing Director of GKN AG, at a purchase price of $3.02 per share, payable 50% in cash and 50% by promissory note. The shares were issued in April 1996. The Registrant also issued to Mr. Stahler, in connection with his employment, warrants to purchase 80,000 shares of Common Stock, exercisable until January 30, 2001, at a purchase price equal to the per-share offering price. The exemption claimed for these issuances is Section 4(2) of the Securities Act.

     In February 1996, Richard Buonocore, a Vice President and the head trader of GKN, exercised an option to purchase 125,000 shares of Common Stock at $.80 per share, which purchase price was paid by promissory note. The exemption claimed for the issuance of the shares pursuant to the option exercise is
Section 4(2) of the Securities Act.

     In May 1996, David Nussbaum, Roger Gladstone and Robert Gladstone exercised stock options to purchase 250,000 shares, 250,000 shares and 125,000 shares of Common Stock, respectively, at purchase prices of $.88, $.88 and $.80, respectively, which purchase prices were paid by delivery to Registrant of shares of Registrant's Common Stock owned by optionholders, valued for this purpose at $4.50 per share. The exemption claimed for the issuance of the shares pursuant to the option exercises is Section 4(2) of the Securities Act.

     In May 1996, the Company agreed to issue to Messrs. Margaritis and Pollard, each of whom will become a director upon the consummation of this Offering, options to purchase 10,000 shares of Common Stock, at a price equal to the per-share offering price. The exemption claimed for these issuances is Section 4(2) of the Securities Act.

     All of the foregoing securities were issued under exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under Section 4(2), Regulation D promulgated under the Securities Act, Rule 701 promulgated under the Securities Act, and/or Section 3(a)(9) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration
Statement:


    EXHIBIT NO.                                                    DESCRIPTION
- --------------------  -----------------------------------------------------------------------------------------------------

1.1        +  Form of Underwriting Agreement.

1.2        +  Form of Selected Dealers Agreement.

3.1       ++  Registrant's Restated Certificate of Incorporation.

3.1   (a) ++  Amendment, effective as of May 31, 1994, to Registrant's Restated Certificate of Incorporation.

3.2       ++  Registrant's By-laws.

3.2     (a)+  Amendment to Registrant's By-laws.

4.1        +  Form of Common Stock Certificate.

5.1        +  Opinion of Graubard Mollen & Miller.

10.1      ++  Lease for 61 Broadway, New York, New York 10006.

10.2      ++  Lease for Mizner Park (Suite 245), Boca Raton, Florida office space.

10.3       +  Lease for Mizner Park (Suite 405), Boca Raton, Florida office space.

10.4      ++  Lease for Great Neck, New York office space.

10.5      ++  Lease for Stamford, Connecticut office space.

10.6      ++  Lease for Hallandale, Florida office space.

10.7      ++  Assignment of Sublease and Master Lease Termination Agreement for Miami Beach, Florida office space.

10.8      ++  Lease Agreement for Miami Beach, Florida office space.

10.9      ++  Agreement between GKN Securities Corp. and managers of Miami, Florida branch office.

10.10      +  Employment Agreement between the Company and David M. Nussbaum.

10.11      +  Employment Agreement between the Company and Roger N. Gladstone.

10.12      +  Employment Agreement between the Company and Robert H. Gladstone.

10.13      +  Employment Agreement between the Company and Peter R. Kent.

10.14     ++  Warrant Agreement with Joachim Stahler.

10.15     ++  Stock Purchase Agreement with Marvin and Sally Shochet, including form of Option Agreement.

10.16      +  Option Agreement with director nominees.

10.17     ++  1991 Employee Incentive Plan.

10.18     ++  Clearing Agent Agreement.

10.19     ++  Form of Stock Option Agreement.

10.20      +  1996 Incentive Compensation Plan

10.21      +  Form of Indemnification Agreement.

21       / /  Subsidiaries of the Registrant.

23.1      ++  Consent of KPMG Peat Marwick LLP.

23.2      ++  Consent of Goldstein Golub Kessler & Company, P.C.

23.3       +  Consent of Graubard Mollen & Miller (included in Exhibit 5.1).

23.4      ++  Consent of John P. Margaritis.

23.5      ++  Consent of Arnold B. Pollard.

    EXHIBIT NO.                                                    DESCRIPTION
- --------------------  -----------------------------------------------------------------------------------------------------
24               / /  Power of Attorney [Reference is made to the signature page of the Registration Statement]

27               / /  Financial Data Schedule.

- ---------------

 * To be filed by amendment.

+ Filed herewith.


 / / Previously filed (unless otherwise indicated) as the same number of exhibit included in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 5, 1996 (Reg. No. 333-05273).



 ++ Previously filed as the same number of exhibit included in the Company's
    Amendment No. 1 for its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 18, 1996.



     (b) Financial Statement Schedules: None


     Other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 1996.


                                          GKN HOLDING CORP.

                                          By:          /s/ DAVID M. NUSSBAUM
                                              ..................................
                                             David M. Nussbaum, Chief Executive
                                                           Officer


     Pursuant to the requirements of the Act, the Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             /s/ DAVID M. NUSSBAUM                Chairman of the Board, Chief Executive            July 29, 1996
 ................................................    Officer and Director (Principal Executive
               David M. Nussbaum                    Officer)

            /s/ ROGER N. GLADSTONE*               President and Director                            July 29, 1996
 ................................................
               Roger N. Gladstone

               /s/ PETER R. KENT*                 Chief Operating Officer, Chief Financial          July 29, 1996
 ................................................    Officer and Director
                 Peter R. Kent                      (Principal Accounting and Financial
                                                    Officer)

            /s/ LESTER ROSENKRANTZ*               Executive Vice President and Director             July 29, 1996
 ................................................
               Lester Rosenkrantz

               /s/ JAMES KRANTZ*                  Director                                          July 29, 1996
 ................................................
                  James Krantz

          *By    /s/ DAVID M. NUSSBAUM            Attorney-in-Fact                                  July 29, 1996
     ...........................................
                David M. Nussbaum

                                 EXHIBIT INDEX

    EXHIBIT NO.                                                DESCRIPTION                                           PAGE NO.
- --------------------  ---------------------------------------------------------------------------------------------  ---------


1.1                   Form of Underwriting Agreement.

1.2                   Form of Selected Dealers Agreement.

3.2              (a)  Amendment to Registrant's By-laws.

4.1                   Form of Common Stock Certificate.

5.1                   Opinion of Graubard Mollen & Miller.

10.3                  Lease for Mizner Park (Suite 405), Boca Raton, Florida office space.

10.1     0            Employment Agreement between the Company and David M. Nussbaum.

10.1     1            Employment Agreement between the Company and Roger N. Gladstone.

10.1     2            Employment Agreement between the Company and Robert H. Gladstone.

10.1     3            Employment Agreement between the Company and Peter R. Kent.

10.1     6            Option Agreement with director nominees.

10.2     0            1996 Incentive Compensation Plan

10.2     1            Form of Indemnification Agreement.

23.3                  Consent of Graubard Mollen & Miller (included in Exhibit 5.1).